EXHIBIT 10.1

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE TERM LOAN UNDER THIS AGREEMENT ARE TREATED AS HAVING BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "IRC"), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE IRC. BEGINNING NO LATER THAN JUNE 17, 2024, A LENDER MAY, UPON REQUEST, OBTAIN FROM THE BORROWERS THE ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY OF EACH TERM LOAN MADE BY SUCH LENDER BY CONTACTING MICHAEL BONDI, CHIEF FINANCIAL OFFICER AT (631) 962-7106 68; South Service Road, Suite 230, Melville, New York 11747.

CREDIT AGREEMENT

by and among

TCW ASSET MANAGEMENT COMPANY LLC,
as Agent,

WINGSPIRE CAPITAL LLC,
as Revolving Agent,

THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,

and

COMTECH TELECOMMUNICATIONS CORP.,
and
THE OTHER BORROWERS THAT ARE PARTIES
FROM TIME TO TIME HERETO,
collectively, as the Borrowers

Dated as of June 17, 2024

Page

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1.	Definitions.	1
	1.2.	Accounting Terms.	60
	1.3.	Code; PPSA.	61
	1.4.	Construction.	62
	1.5.	Time References.	62
	1.6.	Schedules and Exhibits.	63
	1.7.	Divisions.	63
	1.8.	Rates.	63
	1.9.	Quebec Interpretation.	63
2.	LOANS AND TERMS OF PAYMENT.		64
	2.1.	Revolving Loans.	64
	2.2.	Term Loan.	65
	2.3.	Borrowing Procedures and Settlements.	65
	2.4.	Payments; Reductions of Commitments; Prepayments.	70
	2.5.	Promise to Pay; Promissory Notes.	77
	2.6.	Interest Rates; Rates, Payments, and Calculations.	78
	2.7.	Crediting Payments.	79
	2.8.	Designated Account.	79
	2.9.	[Reserved].	80
	2.10.	Fees.	80
	2.11.	[Reserved].	80
	2.12.	SOFR Option.	80
	2.13.	Capital Requirements.	84
	2.14.	[Reserved].	86
	2.15.	Joint and Several Liability of Borrowers.	86
3.	CONDITIONS; TERM OF AGREEMENT.		89
	3.1.	Conditions Precedent to the Initial Extension of Credit.	89
	3.2.	Conditions Precedent to all Extensions of Credit.	89
	3.3.	Maturity.	90
	3.4.	Effect of Maturity.	90

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(continued)

Page

	3.5.	Early Termination by Borrowers.	90
	3.6.	Post-Closing Covenants	90
4.	REPRESENTATIONS AND WARRANTIES.		91
	4.1.	Due Organization and Qualification; Subsidiaries.	91
	4.2.	Due Authorization; No Conflict.	92
	4.3.	Governmental Consents.	92
	4.4.	Binding Obligations; Perfected Liens.	93
	4.5.	Title to Assets; No Encumbrances.	93
	4.6.	Litigation.	93
	4.7.	Compliance with Laws.	94
	4.8.	No Material Adverse Effect.	94
	4.9.	Solvency.	94
	4.10.	Employee Benefits.	94
	4.11.	Environmental Condition.	95
	4.12.	Complete Disclosure.	96
	4.13.	Patriot Act, etc..	96
	4.14.	[Reserved].	97
	4.15.	Payment of Taxes.	97
	4.16.	Margin Stock.	97
	4.17.	Governmental Regulation.	97
	4.18.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.	97
	4.19.	Employee and Labor Matters.	98
	4.20.	[Reserved].	98
	4.21.	Leases.	98
	4.22.	[Reserved].	98
	4.23.	[Reserved].	98
	4.24.	Location of Inventory.	98
	4.25.	Inventory Records.	98
	4.26.	[Reserved].	98
	4.27.	Hedge Agreements.	99
	4.28.	Material Contracts.	99

-ii-

(continued)

Page

	4.29.	Non-Loan Party Subsidiaries.	99
	4.30.	Centre of Main Interests.	99
5.	AFFIRMATIVE COVENANTS.		99
	5.1.	Financial Statements, Reports, Certificates.	99
	5.2.	Reporting.	99
	5.3.	Existence.	100
	5.4.	Maintenance of Properties.	100
	5.5.	Taxes.	100
	5.6.	Insurance.	100
	5.7.	Inspection.	101
	5.8.	Compliance with Laws.	101
	5.9.	Environmental.	101
	5.10.	Disclosure Updates.	104
	5.11.	Formation of Subsidiaries.	104
	5.12.	Further Assurances.	104
	5.13.	Lender Meetings; Board Materials; Board Observation Rights.	106
	5.14.	Location of Inventory; Chief Executive Office.	106
	5.15.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.	107
	5.16.	Material Contracts.	107
	5.17.	Compliance with ERISA and the IRC.	107
	5.18.	UK Pensions.	108
	5.19.	People with Significant Control Regime.	108
6.	NEGATIVE COVENANTS.		108
	6.1.	Indebtedness.	108
	6.2.	Liens.	108
	6.3.	Restrictions on Fundamental Changes.	108
	6.4.	Disposal of Assets.	109
	6.5.	Nature of Business.	109
	6.6.	Prepayments, Payments of Certain Indebtedness and Amendments.	109
	6.7.	Restricted Payments.	110
	6.8.	Accounting Methods.	111

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(continued)

Page

	6.9.	Investments.	111
	6.10.	Transactions with Affiliates.	112
	6.11.	Use of Proceeds.	113
	6.12.	Limitation on Issuance of Equity Interests.	113
	6.13.	Inventory with Bailees.	113
	6.14.	Sale Leaseback Transactions.	113
	6.15.	Employee Benefits.	114
	6.16.	Non-Loan Party Subsidiaries.	114
	6.17.	Canadian Pension Matters.	114
	6.18.	Anti-Layering.	114
	6.19.	Tax Classification.	115
7.	FINANCIAL COVENANTS.		115
8.	EVENTS OF DEFAULT.		117
	8.1.	Payments.	117
	8.2.	Covenants.	117
	8.3.	Judgments.	117
	8.4.	Voluntary Bankruptcy.	118
	8.5.	Involuntary Bankruptcy.	118
	8.6.	Default Under Other Agreements.	118
	8.7.	Representations.	118
	8.8.	Guaranty.	118
	8.9.	Security Documents.	118
	8.10.	Loan Documents.	119
	8.11.	Change of Control.	119
	8.12.	ERISA.	119
	8.13.	Senior Indebtedness.	119
	8.14.	Material Contracts.	120
	8.15.	Conduct of Business.	120
9.	RIGHTS AND REMEDIES.		120
	9.1.	Rights and Remedies.	120
	9.2.	Remedies Cumulative.	121

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(continued)

Page

	9.3.	Curative Equity.	121
10.	WAIVERS; INDEMNIFICATION.		123
	10.1.	Demand; Protest; etc.	123
	10.2.	The Lender Group's Liability for Collateral.	123
	10.3.	Indemnification.	123
11.	NOTICES.		124
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		126
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		127
	13.1.	Assignments and Participations.	127
	13.2.	Successors.	132
	13.3.	Interlender Matters.	132
14.	AMENDMENTS; WAIVERS.		132
	14.1.	Amendments and Waivers.	132
	14.2.	Replacement of Certain Lenders.	134
	14.3.	No Waivers; Cumulative Remedies.	134
15.	AGENT; THE LENDER GROUP.		135
	15.1.	Appointment and Authorization of Agent and Revolving Agent.	135
	15.2.	Delegation of Duties.	137
	15.3.	Liability of Agent.	137
	15.4.	Reliance by Agent and Revolving Agent.	137
	15.5.	Notice of Default or Event of Default.	138
	15.6.	Credit Decision.	138
	15.7.	Costs and Expenses; Indemnification.	139
	15.8.	Agent and Revolving Agent in Individual Capacity.	140
	15.9.	Successor Agent and Revolving Agent.	140
	15.10.	Lender in Individual Capacity.	141
	15.11.	Collateral Matters.	141
	15.12.	Restrictions on Actions by Lenders; Sharing of Payments.	143
	15.13.	Agency for Perfection.	144
	15.14.	Payments by Agent to the Lenders.	144
	15.15.	Concerning the Collateral and Related Loan Documents.	144
	15.16.	[Reserved].	144

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(continued)

Page

	15.17.	Several Obligations; No Liability.	144
	15.18.	Appointment of Agent as UK security trustee.	145
16.	WITHHOLDING TAXES.		148
	16.1.	Payments.	148
	16.2.	Exemptions.	149
	16.3.	Reductions.	151
	16.4.	Refunds.	151
	16.5.	Administrative Agent.	151
17.	GENERAL PROVISIONS.		152
	17.1.	Effectiveness.	152
	17.2.	Section Headings.	152
	17.3.	Interpretation.	152
	17.4.	Severability of Provisions.	152
	17.5.	Bank Product Providers.	152
	17.6.	Debtor-Creditor Relationship.	153
	17.7.	Counterparts; Electronic Execution.	153
	17.8.	Revival and Reinstatement of Obligations.	154
	17.9.	Confidentiality.	154
	17.10.	Survival.	156
	17.11.	Patriot Act; Due Diligence.	156
	17.12.	Integration.	157
	17.13.	Comtech as Agent for Borrowers.	157
	17.14.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	158
	17.15.	Canadian Anti-Money Laundering Legislation.	158
	17.16.	Acknowledgement Regarding Any Supported QFCs.	159
	17.17.	Currency Indemnity.	159
	17.18.	Erroneous Payments.	160

-vi-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit D-1	Form of Notice of Borrowing
Exhibit J-1	Form of Joinder
Exhibit L-1	Form of SOFR Notice
Exhibit P-1	Form of Perfection Certificate
Exhibit P-2	Form of PIK Election Notice
Exhibits T-1 to T-4	Forms of U.S. Tax Compliance Certificates

Schedule A-1	Agent's Account
Schedule A-2	Revolving Agent's Account
Schedule A-3	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Indebtedness
Schedule P-2	Permitted Investments
Schedule P-3	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 3.1	Conditions Precedent
Schedule 3.6	Post-Closing Covenants
Schedule 4.1(b)	Capitalization of Loan Parties
Schedule 4.1(c)	Capitalization of Loan Parties' Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.11	Environmental Matters
Schedule 4.24	Location of Inventory
Schedule 4.28	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

-vii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of June 17, 2024 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), TCW ASSET MANAGEMENT COMPANY LLC, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, "Agent"), WINGSPIRE CAPITAL LLC, as revolving agent for the Revolving Lenders (in such capacity, together with its successors and assigns in such capacity, "Revolving Agent"), COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation ("Comtech"; and together with and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1, each, a "Borrower" and individually and collectively, jointly and severally, the "Borrowers").

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.         Definitions. As used in this Agreement, the following terms shall have the following definitions:

"Account" means an account (as that term is defined in the Code or the PPSA, as applicable).

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

"Acquired Indebtedness" means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, amalgamation, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

"Additional Documents" has the meaning specified therefor in Section 5.12 of this Agreement.

"Administrative Borrower" has the meaning specified therefor in Section 17.13 of this Agreement.

"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a)(ii)(G) of this Agreement.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affected Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

"Agent" has the meaning specified therefor in the preamble to this Agreement.

"Agent Assignee" has the meaning specified therefor in Section 17.18(d) of this Agreement.

"Agent-Related Persons" means Agent and Revolving Agent, together with their respective Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

"Agent's Liens" means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

"Agreement" means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Agreement Among Lenders" means that certain Agreement Among Lenders, dated as of the Closing Date, among Agent, Revolving Agent and the Lenders, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or SOFR Loans, as applicable:

(a)         With respect to any Revolving Loan (or any portion thereof):

(i)         The applicable margin set forth in the following table that corresponds to the Average Revolver Usage during the immediately preceding quarter as certified and delivered to Agent and Revolving Agent pursuant to Section 5.1 of this Agreement and acceptable to Revolving Agent (the "Average Revolver Usage Calculation"); provided, that for the period from the Closing Date through the date Agent and Revolving Agent receive the Average Revolver Usage Calculation in respect of the testing period ending October 31, 2024, the Applicable Margin with respect to any Revolving Loan (or any portion thereof) shall be set at the margin in the row styled "Level II"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Average Revolver Usage	Applicable Margin Relative to Base Rate Loans (the "Revolving Loan Base Rate Margin")	Applicable Margin Relative to SOFR Loans (the “Revolving Loan SOFR Margin”)
I	If the Average Revolver Usage is less than $32,500,000	3.75 percentage points	4.75 percentage points
II	If the Average Revolver Usage is greater than or equal to $32,500,000 and less than $50,000,000	4.00 percentage points	5.00 percentage points
III	If the Average Revolver Usage is greater than or equal to $50,000,000	4.25 percentage points	5.25 percentage points

(ii)         Except as set forth in the foregoing proviso, the Applicable Margin with respect to any Revolving Loan (or any portion thereof) shall be based upon the most recent Average Revolver Usage Calculation, which will be calculated as of the end of each fiscal quarter; provided, that during any Going Concern Period, each applicable Revolving Loan Base Rate Margin and Revolving Loan SOFR Margin shall be increased by 0.25 percentage points until the occurrence of a Going Concern Rescission Event. Except as set forth in the foregoing proviso, the Applicable Margin with respect to any Revolving Loan (or any portion thereof) shall be re-determined quarterly on the first Business Day of the month following the date of delivery to Agent and Revolving Agent of the certified calculation of the Average Revolver Usage for each fiscal quarter pursuant to Section 5.1 of this Agreement; provided, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin with respect to any Revolving Loan (or any portion thereof) shall be set at the margin in the row styled "Level III" as of the first day of the month following the date on which the certification was required to be delivered. In the event that the information regarding the Average Revolver Usage contained in any certificate delivered pursuant to Section 5.1 of this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin with respect to any Revolving Loan (or any portion thereof) actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin with respect to any Revolving Loan (or any portion thereof) shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations; and

(b)         With respect to any Term Loan Obligation:

(i)         The applicable margin set forth in the following table that corresponds to the most recent Net Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of this Agreement (the "Net Leverage Ratio Calculation"); provided, that for the period from the Closing Date through the date Agent receives the Net Leverage Ratio Calculation in respect of the testing period ending January 31, 2025, the Applicable Margin with respect to any Term Loan Obligation shall be set at the margin in the row styled "Level III"; provided further, that, notwithstanding the foregoing, any time the Net Leverage Ratio is greater than or equal to 3.25:1.0 or an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level IV":

Level	Net Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the "Term Loan Base Rate Margin")	Applicable Margin Relative to SOFR Loans (the "Term Loan SOFR Margin")
I	If the Net Leverage Ratio is less than 1.75:1.0	7.50 percentage points	8.50 percentage points
II	If the Net Leverage Ratio is greater than or equal to 1.75:1.0 and less than 2.50:1.0	8.00 percentage points	9.00 percentage points
III	If the Net Leverage Ratio is greater than or equal to 2.50:1.0 and less than 3.25:1.0	8.50 percentage points	9.50 percentage points
IV	If the Net Leverage Ratio is greater than or equal to 3.25:1.0	9.00 percentage points	10.00 percentage points

(ii)         Except as set forth in the foregoing proviso, the Applicable Margin with respect to any Term Loan Obligation shall be based upon the most recent Net Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter; provided, that during any Going Concern Period, each applicable Term Loan Base Rate Margin and Term Loan SOFR Margin shall be increased by 1.00 percentage points until the occurrence of a Going Concern Rescission Event. Except as set forth in the foregoing provisos, the Applicable Margin with respect to any Term Loan Obligation shall be re-determined quarterly on the first Business Day of the month following the date of delivery to Agent of the certified calculation of the Net Leverage Ratio pursuant to Section 5.1 of this Agreement; provided, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin with respect to any Term Loan Obligation shall be set at the margin in the row styled "Level IV" as of the first day of the month following the date on which the certification was required to be delivered. In the event that the information regarding the Net Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of this Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any Applicable Period than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin with respect to any Term Loan Obligation shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations, and

(iii)         Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and is continuing, at the election of Administrative Borrower, on a quarterly basis, a portion of the Applicable Margin with respect to any Term Loan Obligation up to 2.50 percentage points may be paid in kind by adding such interest to the outstanding principal amount of the Term Loan ("PIK Interest") by Administrative Borrower delivering to Agent a PIK Election Notice prior to 3:00 p.m. at least three (3) Business Days prior to the commencement of the applicable fiscal quarter (the "PIK Election Deadline").

"Applicable Period" has the meaning set forth in the definition of Applicable Margin.

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

"Assignee" has the meaning specified therefor in Section 13.1(a) of this Agreement.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement, or such other form acceptable to Agent.

"Authorized Person" means any one of the individuals identified as an officer of a Borrower on Schedule A-3 to this Agreement, as such Schedule is updated from time to time by written notice from Administrative Borrower to Agent.

"Available Cash" means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of the US Loan Parties and Canadian Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof.

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to Section 2.12(d)(iii)(D).

"Average Liquidity" means, with respect to any fiscal quarter, the sum of the aggregate amount of Liquidity for each week in such period (calculated as of the end of each applicable week) divided by the number of weeks in such period.

"Average Revolver Usage" means, as of any date of determination, an amount equal to the average daily amount of Revolver Usage during the most recently ended fiscal quarter or, solely with respect to the Unused Line Fee and the Minimum Interest Fee (as defined in the Revolver Fee Letter), most recently ended calendar month, as reflected in the most recently delivered applicable Compliance Certificate.

"Average Revolver Usage Calculation" has the meaning set forth in the definition of Applicable Margin.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bank Product" means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) letters of credit or similar credit support arrangements or (b) transactions under Hedge Agreements.

"Bank Product Agreements" means those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all Hedge Obligations.

"Bank Product Provider" means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than TCW or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person (a) on or prior to the Closing Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date, or (b) on or prior to the date that is 10 days after the provision of such Bank Product to a Loan Party or its Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

"Bank Product Reserve Amount" means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all letter of credits that constitute Bank Product Obligations outstanding at such time, plus (ii) the aggregate amount of all drawings under letters of credit that constitute Bank Product Obligations for which a Bank Product Provider has not been reimbursed.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Base Rate" means, for any day, the greatest of (a) three percent (3.00%) per annum, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate last quoted by The Wall Street Journal as the "Prime Rate" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent).

"Base Rate Loan" means each portion of the Loans that bears interest at a rate determined by reference to the Base Rate.

"Base Rate Margin" means the Revolving Loan Base Rate Margin or the Term Loan Base Rate Margin, as applicable.

"Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).

"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an

insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

"Board of Directors" means, as to any Person, the board of directors (or comparable managers or other governing body or Person) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or other governing body or Person).

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Board Observation Period" means (a) the period commencing on the Closing Date and ending on the first date after October 31, 2024 that Agent has received a Net Leverage Ratio Calculation for the most recently ended fiscal quarter that is less than 2.25:1.0 and (b) any period during which either (i) a Default or an Event of Default has occurred and is continuing or (ii) the most recent Net Leverage Ratio Calculation delivered to Agent pursuant to Section 5.1 of this Agreement is greater than or equal to 2.25:1.0; provided that, with respect to clause (b), such Board Observation Period shall cease on any date on which (i) no Default or Event of Default shall have occurred and be continuing and (ii) the most recent Net Leverage Ratio Calculation delivered to Agent pursuant to Section 5.1 of this Agreement is less than 2.25:1.0.

"Board Observer" has the meaning specified therefor in Section 5.13(c) of this Agreement.

"BOD Meeting" has the meaning specified therefor in Section 5.13(c) of this Agreement.

"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to this Agreement.

"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of this Agreement.

"Borrowing" means a borrowing consisting of Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of a Protective Advance.

"Borrowing Base" means, on any date of determination, the result of the following (without duplication): (a) 85% of the net book value of Accounts of the Borrowing Base Parties to the extent such Accounts are actually billed and represented by an invoice; plus (b) 85% of the net book value of Accounts of the Borrowing Base Parties that the Borrowing Base Parties have the right to bill but have not yet billed up to the lesser of (i) 12.5% of the amount calculated pursuant to the sum of clauses (a) and (b) of this definition and (ii) $15,000,000 of such Accounts; plus (c) 60% of the net book value of all Inventory of the Borrowing Base Parties, less (d) Reserves established by the Revolving Agent (including the Bank Product Reserve Amount, if any).

"Borrowing Base Certificate" means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Agent and Revolving Agent in their Permitted Discretion.

"Borrowing Base Parties" means, collectively, (a) the Borrowers, (b) any Domestic Subsidiary of a Borrower that is a Guarantor, and (c) any Canadian Loan Party, in each case, solely to the extent Agent has a perfected Lien on such Guarantor's assets.

"Business Day" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed, and, as it relates to any SOFR Loans, a U.S. Government Securities Business Day.

"Canadian AML Laws" means Part II.I of the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 ("Proceeds of Crime Act") and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

"Canadian Copyright Security Agreement" has the meaning specified therefor in the Canadian Guarantee and Security Agreement.

"Canadian Deed of Hypothec" means (i) the deed of hypothec dated on or about the date of this Agreement in form and substance reasonably satisfactory to Agent executed and delivered by each of Comtech Satellite Network Technologies Corp. and Comtech Solacom Technologies, Inc. in favour of the Agent, and (ii) each other deed of hypothec executed by a Loan Party which either (a) is organized under the laws of Québec, (ii) maintains its chief executive office or registered office in the Province of Québec, or (iii) maintains tangible property or assets in the Province of Québec, each as amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time.

"Canadian Defined Benefit Pension Plan" means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

"Canadian Dollars" or "Cdn$" means the lawful currency of Canada.

"Canadian Guarantee and Security Agreement" means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Canadian Loan Parties to Agent, as amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time.

"Canadian Loan Party" means (a) as of the Closing Date, Comtech Satellite Network Technologies Corp. and Comtech Solacom Technologies, Inc. and (b) each other Person organized under the federal, provincial or territorial laws of Canada that becomes a Loan Party after the Closing Date pursuant to Section 5.11 of this Agreement.

"Canadian Patent Security Agreement" has the meaning specified therefor in the Canadian Guarantee and Security Agreement.

"Canadian Pension Benefits Legislation" means the Pension Benefits Act (Ontario), and any Canadian federal, provincial, territorial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

"Canadian Pension Plan" means a pension plan that is subject to the Canadian Pension Benefits Legislation and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by any Loan Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions, but excludes a statutory benefit plan which any Loan Party is required to participate in or comply with, including the Canada Pension Plan and the Quebec Pension Plan.

"Canadian Security Documents" means the Canadian Guarantee and Security Document, the Canadian Deed of Hypothec, any Canadian Copyright Security Agreement, any Canadian Patent Security Agreement, any Canadian Trademark Security Agreement and any other Loan Document that purports to create a Lien which is governed by the laws of Canada or any province or territory thereof.

"Canadian Trademark Security Agreement" has the meaning specified therefor in the Canadian Guarantee and Security Agreement.

"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time and (b) expenditures made during such period to consummate one or more Permitted Acquisitions.

"Capital Lease" means a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that is required to be classified and accounted for as capital leases on a balance sheet in accordance with GAAP.

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-

1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

"CFC" means a Foreign Subsidiary, other than a Designated Foreign Guarantor, that is a "controlled foreign corporation" as that term is defined in Section 957 of the IRC.

"CFC Holdco" means a Subsidiary that directly or indirectly owns no material assets other than the stock or stock and debt of one or more CFCs.

"Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent, Revolving Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (or any European equivalent regulation (such as the European Market and Infrastructure Regulation)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for

International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Change of Control" means that:

(a)         any Person, or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Comtech (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Comtech entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Comtech,

(b)         any Person, or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Comtech or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Comtech on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests,

(c)         the Permitted Holders fail to own and control, directly or indirectly, a majority of the outstanding shares of the Specified Preferred Equity,

(d)         a majority of the members of the Board of Directors of Comtech do not constitute Continuing Directors,

(e)         Comtech fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party other than (a) in connection with a sale of all (but not less than all) of the Equity Interests of a Loan Party pursuant to a transaction permitted by Section 6.4 or (b) in connection with an Investment permitted by Section 6.9 in a joint venture or other non-wholly-owned Subsidiary that is or becomes a Loan Party,

(f)         any sale of all or substantially all of the property or assets of Comtech and its Subsidiaries other than in a sale or transfer to another Loan Party, or

(g)         the occurrence of any "Change of Control" (or, in each case, similar event, however denominated) under and as defined in any Specified Preferred Equity Document, any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of Comtech or any Subsidiary or any certificate of designations (or other provision of the organizational documents of Comtech) relating to, or any other agreement governing the rights of the holders of, any Disqualified Equity Interests.

"Closing Date" means June 17, 2024.

"Code" means the New York Uniform Commercial Code, as in effect from time to time.

"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Commitment" means, with respect to each Lender, its Revolver Commitment or its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Comtech to Agent.

"Comtech" has the meaning specified therefor in the preamble to this Agreement.

"Confidential Information" has the meaning specified therefor in Section 17.9(a) of this Agreement.

"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Comtech on the Closing Date, (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, and (c) any member of the Board of Directors that was nominated by the Permitted Holders pursuant to the terms of the Specified Preferred Equity Documents.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent and Revolving Agent in their Permitted Discretion, executed and delivered by a Loan Party, Agent, Revolving Agent (who shall be appointed as sub-agent of Agent thereunder in such agreement or in another writing between Agent and Revolving Agent), and the applicable securities intermediary (with respect to a Securities Account) or bank or other financial institution (with respect to a Deposit Account).

"Copyright Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.

"Covered Entity" means any of the following:

(a)         a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)         a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)         a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 17.16 of this Agreement.

"Curative Equity" means the amount of proceeds received by Comtech from the issuance of Qualified Equity Interests in immediately available funds, which proceeds are designated "Curative Equity" by Borrowers under Section 9.3 of this Agreement at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity.

"Currency Due" has the meaning specified therefor in Section 17.17 of this Agreement.

"Current Assets" means, as at any date of determination, the total assets of Comtech and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Comtech and its Subsidiaries in accordance with GAAP.

"Current Liabilities" means, as at any date of determination, the total liabilities of Comtech and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Loans) on a consolidated balance sheet of Comtech and its Subsidiaries in accordance with GAAP.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified any Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, interim receiver, receiver and manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower and each Lender.

"Defaulting Lender Rate" means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

"Deposit Account" means any deposit account (as that term is defined in the Code), or any account maintained for the deposit of funds with a Canadian bank, trust company or other financial institution accepting funds for deposit in Canada.

"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent) and Revolving Agent.

"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent or Revolving Agent, as applicable, in the applicable Notice of Borrowing).

"Designated Foreign Guarantor" means each Subsidiary of Comtech organized under the laws of (x) Canada or any province or territory thereof or (y) from and after the date that is 90 days after the Closing Date (or such later date as permitted by Agent in its sole discretion), England & Wales; provided, that, so long as it remains inactive with no material assets or operations, Sheet Metal Precision Limited is not a Designated Foreign Guarantor.

"Disbursement Letter" means the Notice of Borrowing and Interest Rate Election delivered by the Administrative Borrower to Agent on the Closing Date, in form and substance reasonably satisfactory to Agent.

"Disqualified Equity Interests" means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, on or prior to the date that is 91 days after the Maturity Date, other than following the prior payment in full of the Obligations, (c) requires scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

"Dollars" or "$" means United States dollars.

"Domestic Subsidiary" means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

"Earn-Outs" means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

"EBITDA" means, with respect to any fiscal period and with respect to Comtech determined, in each case, on a consolidated basis in accordance with GAAP:

(a)         the consolidated net income (or loss),

minus

(b)         without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:

(i)         unusual or non-recurring gains,

(ii)         interest income, and

(iii)         non-cash gains in respect of obligations under hedging transactions, and non-cash gains resulting from currency translation or non-cash transaction gains related to currency re-measurements of Indebtedness, and all other non-cash foreign currency translation or transaction gains, plus

(c)         without duplication, the sum of the following amounts for such period to the extent (except with respect to clause (x) below) deducted in determining consolidated net income (or loss) for such period:

(i)         non-cash unusual losses or non-cash non-recurring losses (excluding any non-cash losses relating to write-downs or reserves with respect to Accounts and Inventory),

(ii)         cash unusual charges or losses or cash non-recurring charges or losses (including, without limitation, non-recurring fees and expenses incurred in connection with any proposed or actual issuance of any Indebtedness (or any amendment thereto) or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, whether or not consummated); provided that the aggregate amount added back pursuant to this clause (ii), together with amounts added back pursuant to clause (c)(x) below, shall not exceed for such period (x) 20% of EBITDA for such period (calculated prior to giving effect to such add-backs) for the period prior to the first anniversary of this Agreement, and (y) thereafter, 15% of EBITDA for such period (calculated prior to giving effect to such add-backs),

(iii)         Interest Expense,

(iv)         tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(v)         depreciation and amortization,

(vi)         with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by the Loan Parties or any of their Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days of the consummation of such Permitted Acquisition, up to an aggregate amount for such Permitted Acquisition not to exceed the greater of (x) $3,600,000, and (y) 6.0% of the Purchase Price of such Permitted Acquisition,

(vii)         with respect to any Permitted Acquisitions after the Closing Date, non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Comtech's independent auditors, in each case, as determined in accordance with GAAP,

(viii)        fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under this Agreement that are required by the application of FAS 141R to be and are expensed by the Loan Parties and their Subsidiaries,

(ix)         non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements), minus the amount of any such expenses or charges previously added back pursuant to this clause (c)(ix) when paid in cash to the extent not deducted in the computation of net income (or loss),

(x)         cost-savings, synergies, operating expense reductions, restructuring charges and expenses (collectively, "Cost Savings") projected by Borrowers in good faith to be realized as a result of any merger, amalgamation, acquisition, corporate initiative, joint venture or material disposition (each, a "Cost Saving Action") that have been taken by the Borrowers or any of their Subsidiaries and permitted hereunder during such period (calculated on a pro forma basis as though such Cost-Savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such Cost Saving Actions; provided, that (A) such Cost-Savings are reasonably identifiable, reasonably attributable to the Cost Savings Actions specified and reasonably anticipated to result from such Cost Savings Actions, (B) such Cost-Savings are commenced within 12 months of such Cost Savings Actions and the benefits resulting from such Cost Savings Actions are reasonably anticipated by the Borrowers to be realized within 12 months of the date of consummation of such Cost Saving Action, (C) no Cost-Savings may be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing consolidated net income (or loss) or included (i.e., added back) in computing EBITDA for such period, and (D) the aggregate amount of Cost-Savings added pursuant to this clause (x), together with amounts added back pursuant to clause (c)(ii) above, shall not exceed for such period (x) 20% of EBITDA for such period (calculated prior to giving effect to such add-backs) for the period prior to the first anniversary of this Agreement, and (y) thereafter, 15% of EBITDA for such period (calculated prior to giving effect to such add-backs),

(xi)         (A) reasonable and documented costs, fees to Persons (other than any Loan Party or its Affiliates), charges or expenses incurred in connection with the transactions consummated on the Closing Date and (1) actually paid on or prior to the Closing Date, or (2) actually paid within 90 days after the Closing Date in an aggregate amount not to exceed $500,000 or such greater amount as approved by Agent in its sole discretion, and (B) without duplication of amounts added back pursuant to the preceding clause (A), expenses, charges and fees (including expenses, charges and fees paid to Agent, Revolving Agent and Lenders) incurred during such period in connection with the administration (including in connection with any waiver, amendment, supplementation or other modification thereto of the Loan Documents) of the Loan Documents,

(xii)         reasonable directors' fees, expense reimbursement payments and indemnification amounts paid to (or for the benefit of) any independent director of Comtech or any other Loan Party in an aggregate amount for all such fees, expense reimbursement payments and indemnification amounts added back pursuant to this clause (xii) not to exceed $1,000,000 during any fiscal year,

(xiii)        one-time expenses incurred in connection with the transition of the chief executive officer of Comtech up to an aggregate amount not to exceed $2,500,000 during any fiscal period ending on or before July 31, 2024,

(xiv)         fees, costs, charges and expenses incurred in connection with consulting and/or advisory services up to an aggregate amount not to exceed $2,400,000 during any fiscal period ending on or before July 31, 2025, and

(xv)         non-cash losses in respect of obligations under hedging transactions, and non-cash losses resulting from currency translation or non-cash transaction losses related to currency re-measurements of Indebtedness, and all other non-cash foreign currency translation or transaction losses.

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a "Reference Period"), if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC (but without giving effect to any modifications relating to "Management’s Adjustments" promulgated after December 31, 2020); provided that the aggregate amount of such pro forma adjustments, together with amounts added back pursuant to clauses (c)(ii) and (c)(x) above, shall not exceed for such Reference Period (x) 20% of EBITDA for such Reference Period (calculated prior to giving effect to such adjustments and add-backs) for the period prior to the first anniversary of this Agreement, and (y) thereafter, 15% of EBITDA for such Reference Period (calculated prior to giving effect to such adjustments and add-backs)) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

In addition, notwithstanding the above, (1) EBITDA (calculated without giving effect to the addbacks in clauses (c)(ii) or (c)(x) above) (a) for the fiscal quarter ended July 31, 2023 shall be deemed to be $10,960,656, (b)  for the fiscal quarter ended October 31, 2023 shall be deemed to be $12,579,870,  (c) for the fiscal quarter ended January 31, 2024 shall be deemed to be $11,408,316 and (d) EBITDA for the fiscal quarter ended April 30, 2024 shall be deemed to be $8,275,407, and (2) the aggregate amount of addbacks pursuant to clauses (c)(ii) or (c)(x) above (calculated without giving effect to any applicable caps) shall be deemed to be (a) for the fiscal quarter ended July 31, 2023, $5,151,743 (b)  for the fiscal quarter ended October 31, 2023, $5,078,696, (c) for the fiscal quarter ended January 31, 2024, $3,702,802, and (d) for the fiscal quarter ended April 30, 2024, $3,635,588, and (3) the aggregate amount of addbacks permitted to be added to EBITDA pursuant to clauses (c)(ii) and (c)(x) above as of the Closing Date is $8,644,850.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $5,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $5,000,000,000; (c) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from or impacting any assets, properties, or businesses of any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest, or (b) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code or the PPSA, as applicable).

"Equity Interests" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

"Erroneous Payment" has the meaning specified therefor in Section 17.18 of this Agreement.

"Erroneous Payment Deficiency Assignment" has the meaning specified therefor in Section 17.18 of this Agreement.

"Erroneous Payment Impacted Loans" has the meaning specified therefor in Section 17.18 of this Agreement.

"Erroneous Payment Return Deficiency" has the meaning specified therefor in Section 17.18 of this Agreement.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" has the meaning specified therefor in Section 8 of this Agreement.

"Excess Cash Flow" means, with respect to any fiscal period and with respect to Comtech, determined on a consolidated basis in accordance with GAAP the result of:

(a)         EBITDA for such fiscal period, minus

(b)         the sum of:

(i)         the cash portion of Interest Expense paid during such fiscal period;

(ii)         the cash portion of income taxes paid during such fiscal period;

(iii)         all scheduled principal payments made in respect of the Term Loan and other Indebtedness for borrowed money permitted hereunder during such fiscal period,

(iv)         the cash portion of Unfinanced Capital Expenditures made during such fiscal period,

(v)         to the extent included in the determination of EBITDA during such fiscal period pursuant to the definition thereof, and without duplication of any other deduction from Excess Cash Flow set forth in this definition, all items added back in determining EBITDA pursuant to the definition thereof for such period to the extent paid in cash,

(vi)         the excess, if any, of Net Working Capital at the end of such fiscal period over Net Working Capital at the beginning of such fiscal period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such fiscal period over Net Working Capital at the end of such fiscal period), and

(vii)         the aggregate amount of Permitted Investments (other than in Comtech or any Subsidiary) solely to the extent made in cash during such fiscal period by Comtech or any of its Subsidiaries.

"Excess Cash Flow Due Date" has the meaning specified therefor in Section 2.4(e)(vii).

"Excess Cash Flow Period" means, as applicable, (i) the First Excess Cash Flow Period, (ii) the Second Excess Cash Flow Period, and (iii) the fiscal year period ending on each July 31 thereafter.

"Excess Cash Flow Sweep Percentage" means 50%.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Excluded Taxes" means (i) any Tax imposed on the net income or net profits of any Recipient (including any branch profits taxes), in each case (a) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Recipient's principal office is located in or (b) that is an Other Connection Tax, (ii) Taxes that would not have been imposed but for a Recipient's failure to comply with the requirements of Section 16.2 or 16.5 of this Agreement, (iii) in the case of a Lender, U.S. federal  withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to applicable law in effect on the date on which (a) such Lender or Agent acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 14.2) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in the Loan or Commitment or to such Lender immediately before it changed its lending office, (iv) any U.S. federal withholding taxes imposed under FATCA; and (v) any Canadian federal withholding Taxes imposed as a result of any Lender or any Participant (a) not dealing at “arm’s length” (within the meaning of the Tax Act) with a Loan Party, (b) being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax

Act) of a Loan Party or not dealing at “arm’s length” with a “specified shareholder” of a Loan Party (in each case within the meaning of the Tax Act) or (c) such Recipient being a “specified entity” as defined in the proposals to amend the Tax Act released on November 28, 2023 (Bill C-59) with respect to “hybrid mismatch arrangements” (or as defined in any substantially similar successor proposals thereto), in respect of a Loan Party, except in the case of (v)(a), (b) and (c) above where any such non-arm’s length, specified non-resident shareholder, specified shareholder or specified entity relationship arises as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or Bank Product Agreement.

"Existing Agent" means Citibank, N.A.

"Existing Credit Facility" means that certain Third Amended and Restated Credit Agreement, dated as of November 7, 2023, by and among Comtech, as borrower, the lenders party thereto and the Existing Agent.

"Extraordinary Receipts" means any payments received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(iii) of this Agreement) consisting of (i) pension plan reversions, (ii) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim (and not consisting of proceeds described in Section 2.4(e)(iii) of this Agreement, but including proceeds of business interruption insurance solely to the extent received more than six months after the occurrence and during the continuance of an Event of Default), (iii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries), including proceeds of representations and warranties insurance, and (iv) any purchase price adjustment received in connection with any purchase agreement (other than ordinary course working capital adjustments and adjustments applied to reduce deferred purchase prices, such as earnouts).

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"Fee Letter" means that certain Fee Letter, dated as of even date with this Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"Financial Statement Delivery Date" has the meaning specified therefor in Section 9.3(a) of this Agreement.

"First Excess Cash Flow Period" means the period commencing on the Closing Date and ending January 31, 2025.

"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Comtech determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

"Fixed Charges" means, with respect to any fiscal period and with respect to Comtech determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period (excluding, for the avoidance of doubt, principal payments relating to the Revolving Loans), (c) all federal, state, provincial, territorial and local income taxes required to be paid during such period (net of tax refunds received in cash to the extent such tax refunds are received in the period in which the applicable cash outlay for such taxes was made), (d) all management, consulting, monitoring, and advisory fees paid to any Permitted Holder or its Affiliates during such period, (e) all Restricted Payments paid during such period in cash, and (f) to the extent not otherwise deducted from EBITDA for such period, all payments required to be made during such period in respect of any funding deficiency or funding shortfall with respect to any Pension Plan or for any Withdrawal Liability; provided that (w) for purposes of calculating Fixed Charges for the 4 quarter period ending July 31, 2024, the amount of Interest Expense and scheduled principal payments in respect of the Term Loan shall be determined by multiplying the actual amount of the Interest Expense and principal payment scheduled to be paid or repaid during the period commencing on June 1, 2024 and ending on July 31, 2024 times (12/2), (x) for purposes of calculating Fixed Charges for the 4 quarter period ending October 31, 2024, the amount of Interest Expense and scheduled principal payments in respect of the Term Loan shall be determined by multiplying the actual amount of the Interest Expense and principal payment scheduled to be paid or repaid during the period commencing on June 1, 2024 and ending on October 31, 2024 times (12/5), (y) for purposes of calculating Fixed Charges for the 4 quarter period ending January 31, 2025, the amount of Interest Expense and scheduled principal payments in respect of the Term Loan shall be determined by multiplying the sum of the actual amount of the Interest Expense and principal payments scheduled to be paid or repaid during the period commencing on June 1, 2024 and ending on January 31, 2025 times (12/8), and (z) for purposes of calculating Fixed Charges for the 4 quarter period ending April 30, 2025, the amount of Interest Expense and scheduled principal payments in respect of the Term Loan shall be determined by multiplying the sum of the actual amount of the Interest Expense and principal payments scheduled to be paid or repaid during the period commencing on June 1, 2024 and ending on April 30, 2025 times (12/11).

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Permitted Acquisition occurred on the first day of such Reference Period.

"Flood Laws" means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

"Floor" means a rate of interest equal to 2.00%.

"Foreign Lender" means any Lender that is not a U.S. Person.

"Foreign Subsidiary" means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

"Funded Indebtedness" means, as of any date of determination, with respect to Comtech, determined on a consolidated basis in accordance with GAAP, all Indebtedness for borrowed money or letters of credit, Indebtedness consisting of obligations to pay the deferred purchase price of assets and any earn-out or similar obligations, and Indebtedness consisting of contingent obligations classified as Indebtedness on a balance sheet prepared in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Loans and the amount of their Capitalized Lease Obligations and, unless contested by Comtech or any of its Subsidiaries diligently and in good faith, trade payables outstanding for more than 60 days after the date such payable was due (or, solely for purposes of calculating the Net Leverage Ratio on the Closing Date, more than 90 days after the date such payable was due).

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Going Concern Trigger Event" means each occurrence of any of the following events: (i) with respect to any fiscal quarter (other than the fourth fiscal quarter of any fiscal year), Comtech files with the SEC a Form 10-Q quarterly report which contains footnote disclosure in the financial statements accompanied therewith that includes management’s assessment that there is substantial doubt about Comtech’s ability to continue as a going concern with respect to such fiscal quarter and (ii) with respect to any fiscal year, Comtech files with the SEC a Form 10-K annual report which includes the issuance by Comtech's certified public accountant of a "going concern" or like qualification or exception with respect to the opinion accompanying Comtech's consolidated and consolidating financial statements with respect to such fiscal year.

"Going Concern Rescission Event" means to the extent that a Going Concern Trigger Event has occurred, the first date that Comtech files with the SEC a Form 10-Q quarterly report or Form 10-K annual report (x) with respect to any Form 10-Q quarterly report, that contains footnote disclosure in the financial statements accompanied therewith that affirmatively includes management’s assessment that there no longer is substantial doubt about Comtech’s ability to continue as a going concern, as to which there is no disagreement with Comtech’s certified public accountants as to such footnote disclosure, with the filing of any such Form 10-Q quarterly report to be conclusive evidence of such lack of disagreement or (y) with respect to any fiscal year with respect to any Form 10-K annual report, a "going concern" or like qualification or exception is not included in the opinion issued by Comtech’s certified public accountant accompanying Comtech's consolidated and consolidating financial statements for such fiscal year.

"Going Concern Period" means the period from and retroactively effective as of the first day of the fiscal quarter in which a Going Concern Trigger Event occurs and continuing until the last date of the fiscal quarter with respect to which a Going Concern Rescission Event occurs relating to such Going Concern Trigger Event. For the avoidance of doubt, a Going Concern Trigger Event may occur more than once during the term of this Agreement.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person, or any other agreement relating to the voting rights or corporate governance of such Person.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a "Guarantor" under the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 3.6 or 5.11 of this Agreement.

"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the US Loan Parties to Agent, as amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time.

"Hazardous Discharge" has the meaning specified therefor in Section 5.9(f) of this Agreement.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

"Hedge Provider" means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or otherwise provides Bank Products under clause (b) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge

Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Person" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Taxes" means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), the Companies’ Creditor Arrangement Act (Canada) or under any other state, provincial, territorial or federal or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intellectual Property" has the meaning assigned to such term in the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, as applicable.

"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

"Interest Expense" means, for any period, the aggregate of the interest expense of Comtech for such period, determined on a consolidated basis in accordance with GAAP.

"Interest Period" means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending, in the case of Term Loans and Protective Advances, 1 or 3 months thereafter, and in the case of Revolving Loans, 1 month thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 or 3 months after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after the Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.

"Inventory" means inventory (as that term is defined in the Code or the PPSA, as applicable).

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

"Joinder" means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

"Judgment Currency" has the meaning specified therefor in Section 17.17 of this Agreement.

"Legal Reservations" means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created, (h) the principle that a court may not give effect to any parallel debt provisions, covenants to pay or other similar provisions, (i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies, (j) the principles of private and procedural laws which affect the enforcement of a foreign court judgment, (k) similar principles, rights and defenses under the laws of any relevant jurisdiction and (l) any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Loan Documents.

"Lender" has the meaning set forth in the preamble to this Agreement, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and "Lenders" means each of the Lenders or any one or more of them.

"Lender Group" means each of the Lenders and Agent, or any one or more of them.

"Lender Group Expenses" means all (a) costs or expenses (including Taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent or Revolving Agent in connection with the Lender Group's transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including reasonable and documented out-of-pocket attorneys' fees and expenses, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's and Revolving Agent's customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent's and Revolving Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent, Revolving Agent or any Lender resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-

pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, financial examination, appraisal, and valuation fees and expenses of Agent and Revolving Agent related to any field examinations, financial examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(c) of this Agreement, (h) Agent's, Revolving Agent's and Lenders' reasonable, documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with any Loan Party or any of its Subsidiaries, (i) Agent's and Revolving Agent's reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys' fees and due diligence expenses for one outside counsel of Agent, for one outside counsel of Revolving Agent and for such other specialty counsel or local counsel as Agent or Revolving Agent reasonably elects to employ) incurred in advising, structuring, drafting, reviewing, administering, or amending, waiving, or modifying the Loan Documents or any agreement among Lenders, and (j) Agent's, Revolving Agent's and each Lender's reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents or any agreement among Lenders, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of this Agreement.

"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Liquidity" means, as of any date of determination, the sum of Availability and Qualified Cash as of such date.

"Loan Account" means an account maintained hereunder by Agent on its books, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Documents" means this Agreement, the Canadian Security Documents, the Control Agreements, any Copyright Security Agreement, the Fee Letter, the Revolver Fee Letter, the Guaranty and Security Agreement, the UK Security Documents, the Intercompany Subordination Agreement, any Mortgages, any Patent Security Agreement, the Trademark Security Agreement, the Perfection Certificate, any Compliance Certificate, any Notice of Borrowing, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

"Loan Party" means any Borrower or any Guarantor.

"Loans" means, collectively, any Revolving Loans, the Term Loan and any Protective Advances.

"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.

"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties' and their Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral.

"Material Contract" means, with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $50,000,000 or more in any fiscal year.

"Material Indebtedness" means any Indebtedness in an aggregate amount greater than $10,000,000.

"Maturity Date" means July 31, 2028 (provided that, if such day is not a Business Day, then on the immediately preceding Business Day).

"Maximum Revolver Amount" means $60,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with this Agreement.

"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, deeds of immovable hypothec or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

"Net Cash Proceeds" means:

(a)         with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent, Revolving Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Revolving Agent (in its capacity as sub-agent of Agent), and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)         with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

"Net Leverage Ratio" means, as of any date of determination, the result of (a) an amount equal to (i) the amount of Funded Indebtedness as of such date, minus (ii) the lesser of

(x) $20,000,000 and (y) the amount of Qualified Cash as of such date, to (b) TTM EBITDA; provided that, for purposes of determining Funded Indebtedness, as of any date of determination, Revolver Usage shall be deemed to be the Average Revolver Usage as of such date of determination; provided that, for purposes of determining Revolver Usage during the period commencing on the Closing Date and ending on the 3 month anniversary of the Closing Date, such Indebtedness, as of any date of determination, shall be deemed to be the average daily amount of such Indebtedness for the period ending on such date of determination.

"Net Leverage Ratio Calculation" has the meaning set forth in the definition of Applicable Margin.

"Net Working Capital" means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of this Agreement.

"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.

"Notice of Borrowing" means a certificate substantially in the form of Exhibit D-1 to this Agreement delivered by an Authorized Person of Comtech to Agent (with a copy to Revolving Agent with respect to any Revolving Loans).

"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the insolvency of a Multiemployer Plan within the meaning of Title IV of ERISA, (i) [reserved], (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an "accumulated funding deficiency" within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan, or (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC.

"Obligations" means (a) all loans (including the Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter and the Revolver Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Originating Lender" has the meaning specified therefor in Section 13.1(e) of this Agreement.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(b) or Section 14.2).

"Overadvance" means, as of any date of determination, that the Revolver Usage is greater than the lesser of (a) the Borrowing Base at such time and (b) the Maximum Revolver Amount at such time.

"Participant" has the meaning specified therefor in Section 13.1(e) of this Agreement.

"Participant Register" has the meaning set forth in Section 13.1(i) of this Agreement.

"Patent Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.

"Patriot Act" has the meaning specified therefor in Section 4.13 of this Agreement.

"Payment Recipient" has the meaning specified therefor in Section 17.18 of this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

"Perfection Certificate" means a certificate in the form of Exhibit P-1 to this Agreement.

"Perfection Requirements" means the making or the procuring of any appropriate registration, filing, recordings, enrolments, registrations, notations in stock registries, notarizations, notifications, endorsements and/or stampings of the Loan Documents and/or the security created thereunder.

"Periodic Term SOFR Determination Day" has the meaning specified therefor in the definition of Term SOFR.

"Permitted Acquisition" means any Acquisition so long as:

(a)         no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)         no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c)         Borrowers have provided Agent and Revolving Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, but without giving effect to any modifications relating to "Management’s Adjustments" promulgated after December 31, 2020) by adding the historical combined financial statements of Comtech (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, (i) the Loan Parties and their Subsidiaries would have been in compliance with the financial covenants in Section 7 of this Agreement for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition (with respect to Section 7(b), determined as if the applicable maximum Net Leverage Ratio were 0.15:1.00 less than the maximum Net Leverage Ratio set forth for such date), (ii) the Net Leverage Ratio (as of the last day of the period of four consecutive fiscal quarters of the Borrowers most recently ended for which financial statements have been delivered pursuant to Schedule 5.1(a) or 5.1(e)) is less than 2.50 to 1.00, calculated on a pro forma basis after giving effect to such proposed Acquisition and any incurrence of Indebtedness in connection therewith, and (iii) after giving effect to the consummation of such proposed Acquisition, Liquidity is at least $32,500,000 (of which at least $20,000,000 is Availability),

(d)         Borrowers have provided Agent and Revolving Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis), and, to the extent available, all other information reasonably requested by Agent in connection with the proposed Acquisition; provided, that with respect to Acquisitions for which the total consideration (including any earnout or other deferred purchase price component) is less than $5,000,000, each of the items set forth in this clause (d) shall only be required to be delivered to Agent to the extent such items are available or have been prepared,

(e)         the assets being acquired or the Person whose Equity Interests are being acquired did not have EBITDA (calculated on a pro forma basis after giving effect to the consummation of the proposed Acquisition, adjusted in accordance with the definition of EBITDA set forth herein) during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition of less than $0,

(f)         Borrowers have provided Agent and Revolving Agent with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition (or such later date as permitted by Agent and Revolving Agent in their reasonable discretion) and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition (or such later date as permitted by Agent in its reasonable discretion), copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(g)         the assets being acquired (other than a de minimis amount of assets in relation to Comtech's and its Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto,

(h)         the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada or the United Kingdom or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, Canada or the United Kingdom,

(i)         the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of this Agreement, as applicable, of this Agreement and, in the case of an acquisition of Equity Interests, the Person whose Equity Interests are acquired shall become a Loan Party and the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties,

(j)         the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations (including Earn-Outs)) shall not exceed $30,000,000 individually and $75,000,000 in the aggregate, and

(k)         Agent and Revolving Agent shall have received a certificate in form and substance satisfactory to Agent and Revolving Agent executed by an Authorized Person of Comtech that the conditions set forth in clauses (a) through (j) have been satisfied.

"Permitted Discretion" means a determination made in good faith in the exercise of commercially reasonable (from the perspective of a senior secured lender) credit and business judgment.

"Permitted Dispositions" means:

(a)         sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,

(b)         sales of Inventory to buyers in the ordinary course of business,

(c)         the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d)         the licensing, on a non-exclusive basis, of Intellectual Property (i) in the ordinary course of business or (ii) consistent with past practice,

(e)         the granting of Permitted Liens,

(f)         the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)         any involuntary loss, damage or destruction of property,

(h)         any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)         the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j)         the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Comtech to the extent not resulting in a Change of Control,

(k)         (i) the lapse of registered Intellectual Property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business in the sole business judgement of the Loan Parties, or (ii) the abandonment of rights in Intellectual Property (x) in the ordinary course of business, (y) consistent with past practice, or (z) as determined by any Loan Party in its reasonable business judgment, so long as (in each case under clauses (i) and (ii)), such lapse is not materially adverse to the interests of any Loan Party or the Lender Group,

(l)         the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m)         the making of Permitted Investments,

(n)         so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,

(o)         dispositions of Equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral,

(p)         dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(q)         sale and leaseback transactions permitted by Section 6.14, and

(r)         sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (q) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in any fiscal year (including the proposed disposition) would not exceed $2,500,000.

"Permitted Holders" means, collectively, (a) White Hat Capital Partners LP and its Affiliates and (b) Magnetar Capital LLC and its Affiliates.

"Permitted Indebtedness" means:

(a)         Indebtedness in respect of the Obligations,

(b)         Indebtedness as of the Closing Date set forth on Schedule P-1 to this Agreement (provided, that any Indebtedness outstanding immediately prior to the Closing Date that is unsecured and less than $50,000 individually, or $150,000 in the aggregate for all such Indebtedness, shall not required to be set forth on Schedule P-1) and any Refinancing Indebtedness in respect of such Indebtedness,

(c)         Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)         Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e)         Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations so long as the underlying Indebtedness that is being guaranteed is permitted pursuant to the terms hereof; and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions,

(f)         unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 91 days after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 91 days after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 91 days after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and is otherwise on terms and conditions (including economic terms and absence of covenants) reasonably satisfactory to Agent,

(g)         Acquired Indebtedness in an amount not to exceed $5,000,000 outstanding at any one time,

(h)         Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds in an amount not to exceed $215,000,000 in the aggregate,

(i)         Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)         the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's or such Subsidiary's operations and not for speculative purposes,

(k)         Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,

(l)         unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Comtech that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(m)         contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n)         Indebtedness comprising Permitted Investments,

(o)         unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p)         unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,

(q)         accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(r)         Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $10,000,000 at any time, and

(s)         any other Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $5,000,000 at any one time.

"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party (other than a Specified Loan Party), (b) a Specified Loan Party to another Specified Loan Party, (c) a Loan Party (other than a Specified Loan Party) to a Specified Loan Party so long as the aggregate amount of all such loans (by type, not by the borrower) does not exceed $10,000,000; provided that, for the avoidance of doubt, any loans made by a Loan Party (other than a Specified Loan Party) to a Specified Loan Party prior to the Closing Date shall not count towards such permitted amount, (d) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (e) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (f) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $2,500,000 outstanding at any one time; provided that, for the avoidance of doubt, any loans made by a Loan Party to a Subsidiary organized under the laws of England and Wales prior to the Closing Date shall not count towards such permitted amount, (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (iii) Availability after giving effect to such loan is not less than $35,000,000.

"Permitted Investments" means:

(a)         Investments in cash and Cash Equivalents,

(b)         Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)         advances made in connection with purchases of goods or services in the ordinary course of business,

(d)         Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)         Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date (provided, that any such Investments in excess of $50,000 individually or $150,000 in the aggregate shall be set forth on Schedule P-2 to this Agreement),

(f)         guarantees permitted under the definition of Permitted Indebtedness,

(g)         Permitted Intercompany Advances,

(h)         Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)         deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)         (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Comtech so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Comtech, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(k)         Permitted Acquisitions,

(l)         Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Comtech),

(m)         Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,

(n)         equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o)         Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition, and

(p)         so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 during the term of this Agreement.

"Permitted Liens" means:

(a)         Liens granted to, or for the benefit of, Agent (and in the case of Control Agreements, Revolving Agent, in its capacity as sub-agent of Agent) for the benefit of Agent, Revolving Agent, Lenders and Bank Product Providers, to secure the Obligations,

(b)         Liens for Taxes that are not yet due or are being contested pursuant to a Permitted Protest,

(c)         judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d)         Liens set forth on Schedule P-3 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-3 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)         the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)         purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)         Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)         Liens on amounts deposited to secure Comtech's and its Subsidiaries' obligations in connection with worker's compensation or other unemployment insurance,

(i)         Liens on amounts deposited to secure Comtech's and its Subsidiaries' obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)         Liens on amounts deposited to secure Comtech's and its Subsidiaries' reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business and permitted under clause (h) of the definition of Permitted Indebtedness so long as such Liens are not "all asset" or "substantially all asset" Liens and remain unperfected,

(k)         with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)         non-exclusive licenses of rights in Intellectual Property, (i) in the ordinary course of business or (ii) consistent with past practice,

(m)         Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)         rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposits and the use of Automated Clearing House transfers in connection therewith

(including in respect of ordinary course cash management activities), in each case, in the ordinary course of business,

(o)         Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)         Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)         Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness so long as such Liens are limited to the assets financed thereby,

(s)         Liens over cash collateral or certificates of deposit, in each case in connection with the cash collateralization of letters of credit permitted under clause (r) of the definition of Permitted Indebtedness, not in excess of 105% of the aggregate face amount of all such letters of credit,

(t)         Liens securing the Indebtedness permitted under clause (s) of the definition of Permitted Indebtedness, and

(u)         Liens granted by a Subsidiary that is not a Loan Party securing an aggregate amount of Indebtedness (for all Subsidiaries that are not Loan Parties, collectively) not to exceed $5,000,000, and which is permitted to be incurred by such Subsidiary under Section 6.1.

"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts,

business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"PIK Election Deadline" has the meaning specified therefor in the definition of Applicable Margin.

"PIK Election Notice" means a written notice in the form of Exhibit P-2 to this Agreement.

"PIK Interest" has the meaning specified therefor in the definition of Applicable Margin.

"PPSA" means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws as in effect from time to time in such other jurisdiction (including, without limitation, the Civil Code of Québec) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

"Pro Rata Commitment Reduction Amount" means, as of any date of determination, with respect to (a) any voluntary prepayment of the Term Loan or (b) a mandatory prepayment of the Term Loan pursuant to Section 2.4(e)(iii), the amount equal to the product of (i) the aggregate principal amount of such prepayment, multiplied by (ii) a fraction, the numerator of which is the Maximum Revolver Commitment as of such date and the denominator of which is the sum of (x) the Maximum Revolver Commitments (without giving effect to any reduction related to any Revolving Loans made in respect thereof), and (y) the aggregate outstanding principal amount of the Term Loan, in each case as of such date.

"Pro Rata Share" means, as of any date of determination:

(a)         with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)         with respect to a Lender's obligation to make all or a portion of the Term Loan, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Term Loan, and with respect to all other computations and other matters related to the Term Loan Commitments or the Term Loan, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender, by (ii) the aggregate Term Loan Exposure of all Lenders, and

(c)         with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure and Term Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure and Term Loan Exposure of all

Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1.

"Projections" means Comtech's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Comtech's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

"Public Lender" has the meaning specified therefor in Section 17.9(c) of this Agreement.

"Purchase Price" means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Comtech issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 17.16 of this Agreement.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and (a) with respect to not more than $7,500,000 of Qualified Cash in the aggregate at any time is held in a Deposit Account maintained by a branch office of the applicable bank located in Canada or the United Kingdom and with respect to which Agent has a perfected Lien under applicable Law or (b) which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States; provided that, notwithstanding the foregoing, with respect to any such Deposit Account or Securities Account that is maintained by a branch office of the bank or securities intermediary located within the United States, prior to the date that is 60 days (or, if consented to in writing by Agent and Revolving Agent (such consent not be unreasonably withheld or delayed), 90 days) after the Closing Date (or such longer period agreed to in writing by Agent in its sole discretion), such Deposit Accounts and/or Securities Accounts need not be required to be subject to Control Agreements.

"Qualified Equity Interests" means and refers to any Equity Interests issued by Comtech (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

"Real Property" means any estates or interests (other than leasehold interests) in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to this Agreement, and (b) any Real Property hereafter acquired by any Loan Party or one of its Subsidiaries with a fair market value in excess of $1,000,000.

"Recipient" means any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Reference Period" has the meaning set forth in the definition of EBITDA.

"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:

(a)         such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)         such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)         if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)         the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e)         if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f)         if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

"Register" has the meaning set forth in Section 13.1(h) of this Agreement.

"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

"Releases" has the meaning specified therefor in Section 4.11 of this Agreement.

"Relevant Governmental Body" means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws; provided, that Remedial Action shall not include any actions undertaken in the ordinary course of business to comply with Environmental Laws in the course of daily operations.

"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.

"Required Lenders" means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposure of all Lenders; provided, that the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.

"Required Revolving Lenders" means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Lenders

"Required Term Loan Lenders" means, at any time, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders; provided, that the Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Term Loan Lenders.

"Reserves" means, as of any date of determination, such amount as the Revolving Agent may from time to time establish in its Permitted Discretion. The amount of any Reserve established by the Revolving Agent shall have a reasonable relationship, as determined by the Revolving Agent in its Permitted Discretion, to the event, condition, other circumstance, or fact that is the basis for such Reserve and shall not be duplicative of any other Reserve established and then maintained or of the Bank Product Reserve Amount.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Restricted Payment" means (a) any declaration or payment of any dividend (fixed or otherwise) or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests (including, without limitation, common or preferred Equity Interests) issued by Comtech or any of its Subsidiaries (including any payment in connection with any merger, amalgamation or consolidation involving Comtech or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests (including, without limitation, common or preferred Equity Interests) issued by Comtech or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Comtech or any of its Subsidiaries) or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger, amalgamation or consolidation involving Comtech or any of its Subsidiaries) of any Equity Interests (including, without limitation, common or preferred Equity Interests) issued by Comtech or any of its Subsidiaries, (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests (including, without limitation, common or preferred Equity Interests) of Comtech or any of its Subsidiaries now or hereafter outstanding, or (d) the making of any management, advisory or consulting fee to any Affiliate of any Loan Party.

"Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

"Revolver Fee Letter" means that certain Revolver Fee Letter, dated as of even date with this Agreement, among Borrowers and Revolving Agent, in form and substance reasonably satisfactory to Revolving Agent.

"Revolver Usage" means, as of any date of determination, the outstanding principal amount of Revolving Loans.

"Revolving Agent" has the meaning specified therefor in the preamble to this Agreement.

"Revolving Agent Assignee" has the meaning specified therefor in Section 17.18(d) of this Agreement.

"Revolving Agent's Account" means the Deposit Account of Revolving Agent identified on Schedule A-2 to this Agreement (or such other Deposit Account of Revolving Agent that has been designated as such, in writing, by Revolving Agent to Borrowers and the Lenders).

"Revolving Lender" means a Lender that has Revolving Loan Exposure.

"Revolving Loan Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

"Revolving Loan SOFR Margin" has the meaning set forth in the definition of Applicable Margin.

"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of this Agreement.

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list, on any list of the federal government of Canada or under the Canadian AML Laws, the Special Economic Measures Act (Canada) or the Freezing Assets of Corrupt Foreign Officials Act (Canada) as a “designated person”, or “terrorist group" or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty's Treasury of the United Kingdom, (e) the Canadian government, or (f) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Second Excess Cash Flow Period" means the period commencing on February 1, 2025 and ending on July 31, 2025.

"Securities Account" means a securities account (as that term is defined in the Code or the PPSA, as applicable).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

"SOFR Loan" means each portion of a Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of "Base Rate").

"SOFR Margin" means the Revolving Loan SOFR Margin or the Term Loan SOFR Margin, as applicable.

"SOFR Notice" means a written notice in the form of Exhibit L-1 to this Agreement.

"SOFR Option" has the meaning specified therefor in Section 2.12(a) of this Agreement.

"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances, and (e) with respect to any Person incorporated in England and Wales, (i) it is not unable and does not admit its inability to pay its debts as they fall due, (ii) it is not deemed to, or is not declared to, be unable to pay its debts under applicable law, (iii) it has not suspended or threatened to suspend making payments on any of it debts or (iv) by reason of actual or anticipated financial difficulties, it has not commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"Specified Financial Covenants" has the meaning specified therefor in Section 9.3(a) of this Agreement.

"Specified Financial Quarter" has the meaning specified therefor in Section 9.3(a) of this Agreement.

"Specified Loan Party" means each Loan Party other than a Canadian Loan Party or a US Loan Party.

"Specified Preferred Equity" means the shares of Series B-1 Convertible Preferred Stock of Comtech, par value $0.10 per share, authorized by the Board of Directors of Comtech and initially issued to the Permitted Holders pursuant to the Certificate of Incorporation, the Bylaws and applicable law, including any additional or exchanged shares issued after the Closing Date that are on the same terms and conditions as the Series B-1 Convertible Preferred Stock of Comtech, par value $0.10 per share, in effect on the Closing Date and which do not otherwise breach the terms of the Loan Documents.

"Specified Preferred Equity COD" has the meaning set forth in the definition of Specified Preferred Equity Documents.

"Specified Preferred Equity Documents" means that (a) certain Certificate of Designations with respect to the Series B-1 Convertible Preferred Stock, dated as of June 17, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms therein and herein) (the "Specified Preferred Equity COD"), and (b) that certain Subscription and Exchange Agreement, dated as of June 17, 2024, by and among Comtech and the Investors listed on Exhibit B attached thereto.

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

"Supported QFC" has the meaning specified therefor in Section 17.16 of this Agreement.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder.

"Tax Indemnitee" has the meaning specified therefor in Section 16.1 of this Agreement.

"Tax Lender" has the meaning specified therefor in Section 14.2(a) of this Agreement.

"Taxes" means any taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), fees, assessments or other charges now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, additions to tax, penalties or similar liabilities with respect thereto.

"TCW" means TCW Asset Management Company LLC.

"Term Loan" has the meaning specified therefor in Section 2.2(a).

"Term Loan Amount" means $162,000,000.

"Term Loan Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"Term Loan Commitment" means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Term Loan Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

"Term Loan Exposure" means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender's Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

"Term Loan Lender" means a Lender that has a Term Loan Commitment or that .has a portion of the Term Loan.

"Term Loan Obligations" means all Obligations other than (a) with respect to any Revolving Loan (or any portion thereof) and (b) Bank Product Obligations.

"Term Loan SOFR Margin" has the meaning set forth in the definition of Applicable Margin.

"Term SOFR" means,

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

"Trademark Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.

"TTM EBITDA" means, as of any date of determination, EBITDA of Comtech, determined on a consolidated basis, for the 12 month period most recently ended.

"UK" and "United Kingdom" mean the United Kingdom of Great Britain and Northern Ireland.

"UK Debenture" means an English law debenture executed by a Loan Party in favor of the Agent.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Loan Party" means any Loan Party that is incorporated in England and Wales; provided that, for the avoidance of doubt, no Subsidiary of Comtech organized under the laws of England & Wales shall be deemed to be a Loan Party until such Subsidiary shall have entered into a UK Debenture, together with such other UK Security Documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary).

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"UK Share Charge" means an English law charge over shares, executed by any holding company of a UK Loan Party (except where those shares are charged pursuant to the UK Debenture) in favor of the Agent.

"UK Security Documents" means the UK Debenture, the UK Share Charge and any other Loan Document that purports to create a Lien which is governed by English law.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unfinanced Capital Expenditures" means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

"United States" means the United States of America.

"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of this Agreement.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the IRC.

"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 17.16 of this Agreement.

"US Loan Party" means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

"Voidable Transfer" has the meaning specified therefor in Section 17.8 of this Agreement.

"Wingspire" means Wingspire Capital LLC.

"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.         Accounting Terms. Except as otherwise expressly provided herein, all accounting and financial terms not specifically defined herein shall be construed in accordance with GAAP, as in effect from time to time; provided, that if Administrative Borrower notifies Agent and Revolving Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent, Revolving Agent, and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Comtech" is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to (i) any election under the Statement of Financial Accounting Standards Board's Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board's Accounting Standards Codification 470-20 (or any similar accounting principle having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or its Subsidiaries or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Loan Document, including negative covenants, financial covenants and component definitions, as a result of such changes in GAAP after the Closing Date, and (c) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3.         Code; PPSA. Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern, and (b) the PPSA shall be construed and defined as set forth in the PPSA. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the "Code" or the "Uniform Commercial Code" shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act of each applicable province of Canada) (the “STA”), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (iv) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (v) all references to federal or state securities laws of the United States shall be deemed to refer also to analogous federal and provincial or territorial securities laws in Canada.

1.4.         Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent or Revolving Agent, as applicable, of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or Revolving Agent, as applicable, or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent or Revolving Agent, as applicable, reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (d) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.         Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.         Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7.         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.8.         Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.9.         Quebec Interpretation. For purposes of interpretation of this Agreement and for purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) "personal property" shall be deemed to include "movable property", (b) "real property" shall be deemed to include "immovable property", (c) "tangible property" shall be deemed to include "corporeal property", (d) "intangible property" shall be deemed to include "incorporeal property", (e) "security interest", "mortgage" and "lien" shall be deemed to include a "hypothec", "prior claim" and a "resolutory clause", (f) all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication by registration under the Civil Code of Quebec, (g) all references to "perfection" of or "perfected" Liens shall be deemed to include a reference to an "opposable" or "set up" Liens as against third parties, (h) any "right of offset", "right of setoff" or similar expression shall be deemed to include a "right of compensation", (i) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (j) an "agent" shall be deemed to include a "mandatary", (k) "foreclosure" shall be deemed to include the "exercise of a hypothecary right", (l) "lease" shall be deemed to include a "lease" or a "contract of leasing (crédit-bail) ", as applicable, (m) "deposit account" shall be deemed to include a "financial account" (within the meaning of Article 2713.6 of the Civil Code of Quebec), (n) "construction liens" shall be deemed to include "legal hypothecs", (o) "joint and several" shall be deemed to include "solidary" and "jointly and severally" shall be deemed to include "solidarily", (p) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault", (q) "beneficial ownership" shall be deemed to include "ownership", (r) "easement" shall be deemed to include "servitude", (s) "priority" shall be deemed to include "prior claim" or "rank", as applicable, (t) "legal title" shall be deemed to include "holding title on behalf of an owner as mandatary or prête-nom", (u) "survey" shall be deemed to include "certificate of location and plan", (v) "fee simple title" and "fee title" shall be deemed to include "right of ownership", (w) "accounts" shall be deemed to include "claims" (including "monetary claims"), (x) "leasehold interest" shall be deemed to include "valid rights resulting from a lease", and (y) "guarantee" or "guaranty" and "guarantor" shall include "suretyship" and "surety". The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Each party hereto hereby confirms that it was represented by legal counsel and has had the opportunity to negotiate the terms of this Agreement and any other Loan Documents, including the essential stipulations thereof, with the assistance of its legal counsel. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable). Chaque partie aux présentes confirme qu’elle a été représentée par des conseillers juridiques et a eu l’opportunité de négocier les termes de cette convention et des autres documents de crédit, y compris leurs stipulations essentielles, avec l’aide de ses conseillers juridiques.

2.         LOANS AND TERMS OF PAYMENT.

2.1.         Revolving Loans.

(a)         Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)         such Lender's Revolver Commitment, or

(ii)         such Lender's Pro Rata Share of an amount equal to the lesser of:

(A)         the amount equal to the Maximum Revolver Amount, and

(B)         the amount equal to the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent)

; provided that, the aggregate principal amount of Revolving Loans advanced on the Closing Date shall not exceed $25,000,000.

(b)         Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest and fees accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

2.2.         Term Loan.

(a)         Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan") to Borrowers in an amount equal to the lesser of (i) such Lender's Term Loan Commitment, and (ii) such Lender's Pro Rata Share of the Term Loan Amount.

(b)         The principal of the Term Loan shall be repaid (i) on July 31, 2024, in an amount equal to $675,000 and (ii) on the last Business Day of each fiscal quarter thereafter, in an amount equal to $1,012,500. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date on which the Term Loan otherwise becomes due and payable pursuant to the terms of this Agreement. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

2.3.         Borrowing Procedures and Settlements.

(a)         Procedure for Borrowing. The Borrowing of the Term Loan and each Borrowing of a Revolving Loan shall be made by a delivery of a Notice of Borrowing from an Authorized Person delivered to Revolving Agent (with a copy to Agent) and received by Revolving Agent and Agent no later than 2:00 p.m. (i) in the case of a request for a Base Rate Loan, on the Business Day that is one Business Day prior to the requested Funding Date (or with respect to a Borrowing of any Revolving Loan, such shorter period of time as Revolving Agent is willing to accommodate from time to time) and (ii) in the case of a request for a SOFR Loan, on the Business Day that is three (3) Business Days prior to the requested Funding Date (or with respect to a Borrowing of any Revolving Loan, such shorter period of time as Revolving Agent is willing to accommodate from time to time), specifying (A) whether such Loan is a Base Rate Loan or a SOFR Loan, (B) the amount of such Borrowing, (C) the requested Funding Date (which shall be a Business Day), and (D) Administrative Borrower's wiring instructions; provided, that Agent or Revolving Agent, as applicable, may, in its sole discretion, elect to accept as timely requests that are received later than 2:00 p.m. on the applicable Business Day. Agent, Revolving Agent and Lenders may act without liability upon the basis of written notice believed by Agent, Revolving Agent and Lenders in good faith to be from an Authorized Person. Agent, Revolving Agent and each Lender shall be entitled to rely conclusively on any Authorized Person's authority to request a Loan on behalf of Borrowers in accordance with the terms herein until Agent and Revolving Agent each receives written notice to the contrary. Agent, Revolving Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. Each Notice of Borrowing shall be irrevocable and Borrowers shall be bound to make a borrowing in accordance therewith; provided that a Notice of Borrowing delivered by Borrowers may state that such notice is conditioned upon the effectiveness of a specified event (including a Permitted Acquisition), in which case such notice may be revoked by the Borrowers (by notice to Revolving Agent (with a copy to Agent) on or prior to the specified event date) if such condition is not satisfied. The parties hereto acknowledge and agree that Agent, Revolving Agent and the Revolving Lenders shall only be required to make Revolving Loans one time each week.

(b)         [Reserved].

(c)         Making of Revolving Loans.

(i)         After receipt of a Notice of Borrowing with respect to Revolving Loans pursuant to Section 2.3(a), Revolving Agent shall promptly notify Agent and the Revolving Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day or U.S. Government Securities Business Day, as applicable, promptly upon receipt by Revolving Agent of a Notice of Borrowing. If Revolving Agent has notified the Revolving Lenders of a requested Borrowing of Revolving Loans, then each Revolving Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Revolving Agent in immediately available funds, to Revolving Agent's Account, on the Business Day that is the requested Funding Date. After Revolving Agent's receipt of the proceeds of such Revolving Loans from the Revolving Lenders, Revolving Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Revolving Agent to the Designated Account; provided, that no Revolving Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)         Unless Revolving Agent receives notice from a Revolving Lender prior to the making of any requested Revolving Loans that such Lender will not make available as and when required hereunder to Revolving Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Revolving Agent may assume that each Revolving Lender has made or will make such amount available to Revolving Agent in immediately available funds on the Funding Date and Revolving Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Revolving Lender shall not have remitted the full amount that it is required to make available to Revolving Agent in immediately available funds and if Revolving Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Revolving Agent in immediately available funds, to Revolving Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Revolving Agent's separate account). A notice submitted by Revolving Agent to any Revolving Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Revolving Lender is required to remit is made available to Revolving Agent, then such payment to Revolving Agent shall constitute such Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Revolving Agent on the Business Day following the Funding Date, Revolving Agent will notify Administrative Borrower of such failure to fund and, upon demand by Revolving Agent, Borrowers shall pay such amount to Revolving Agent for Revolving Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)         Protective Advances.

(i)         Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent's sole discretion, to make Loans to, or for the benefit of, Borrowers, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (the Loans described in this Section 2.3(d)(i) shall be referred to as "Protective Advances").

(ii)         [Reserved].

(iii)         Each Protective Advance shall be deemed to be a Loan hereunder, except that no Protective Advance shall be eligible to be a SOFR Loan. Prior to Settlement of any Protective Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any Protective Advance. The Protective Advances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to the Term Loan bearing interest at a rate determined by reference to the Base Rate.

(iv)         The provisions of this Section 2.3(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(e)         Settlement. It is agreed that each Lender's funded portion of the Loans (including Protective Advances) is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Loans. Such agreement notwithstanding, Agent, Revolving Agent and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Loans (including Protective Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)         Agent (solely with respect to the Term Loan and Protective Advances) and Revolving Agent (solely with respect to Revolving Loans) shall request settlement ("Settlement") with the Lenders with a frequency determined by Agent or Revolving Agent, as applicable, in its sole discretion (1) for itself, with respect to the applicable outstanding Loans (including Protective Advances) and (2) with respect to any Loan Party's or any of their Subsidiaries' payments or other amounts received, as to each by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding applicable Loans (including Protective Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the applicable Loans (including Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the applicable Loans (including Protective Advances) as of a Settlement Date, then Agent or Revolving Agent, as applicable, shall, by no later than 3:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the applicable Loans (including Protective Advances), and (z) if the amount of the applicable Loans (including Protective Advances) made by a Lender is less than such Lender's Pro Rata Share of the applicable Loans (including Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account or Revolving Agent's Account, as applicable, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the applicable Loans (including Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of Protective Advances made by Agent and shall constitute Loans of such Lenders. If any such amount is not made available to Agent or Revolving Agent, as applicable, by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent or Revolving Agent, as applicable, shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)         In determining whether a Lender's balance of the Loans (including Protective Advances) is less than, equal to, or greater than such Lender's Pro Rata Share of the Loans (including Protective Advances) as of a Settlement Date, Agent or Revolving Agent, as applicable, shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent or Revolving Agent, as applicable, with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)         Between Settlement Dates, Agent, to the extent Protective Advances are outstanding, may pay over to Agent any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Loans, for application to the Protective Advances. During the period between Settlement Dates, Agent with respect to Protective Advances, and each Lender with respect to the Loans other than Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent, or the Lenders, as applicable.

(iv)         Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)         Notation. Consistent with Section 13.1(h), (i) Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Term Loan owing to each Term Loan Lender and the Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate, and (ii) Revolving Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans owing to each Revolving Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)         Defaulting Lenders. Notwithstanding the provisions of Section 2.4(b)(iii), neither Agent nor Revolving Agent shall be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent or Revolving Agent, as applicable, for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent or Revolving Agent, as applicable, shall transfer any such payments (A) first, to Agent to the extent of any Protective Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (C) third, in Agent's or Revolving Agent's, as applicable, sole discretion, to a suspense account maintained by Agent or Revolving Agent, as applicable, the proceeds of which shall be retained by Agent or Revolving Agent, as applicable, and (D) fourth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (K) of Section 2.4(b)(iii). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent or Revolving Agent, as applicable, all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent or Revolving Agent, as applicable, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent or Revolving Agent, as applicable, pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this

Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent or Revolving Agent, as applicable, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent or Revolving Agent, as applicable. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including all interest, fees, and other amounts that may be due and payable in respect thereof); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h)         Independent Obligations. All Loans (other than Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.         Payments; Reductions of Commitments; Prepayments.

(a)         Payments by Borrowers.

(i)         Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account or Revolving Agent’s Account, as applicable, for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account (as defined in the Guaranty and Security Agreement) shall be deemed not to be received by Agent or Revolving Agent, as applicable, on any Business Day unless immediately available funds have been credited to Agent's Account or Revolving Agent’s Account, as applicable, prior to 1:30 p.m. on such Business Day. Any payment received by Agent or Revolving Agent, as applicable, in immediately available funds in Agent's Account or Revolving Agent’s Account, as applicable, later than 1:30 p.m. may be deemed to have been received (unless Agent or Revolving Agent, as applicable, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)         Unless Agent or Revolving Agent, as applicable, receives written notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent or Revolving Agent, as applicable, may assume that Borrowers have made (or will make) such payment in full to Agent or Revolving Agent, as applicable, on such date in immediately available funds and Agent or Revolving Agent, as applicable, may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent or Revolving Agent, as applicable, on the date when due, each Lender severally shall repay to Agent or Revolving Agent, as applicable, on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)         Apportionment and Application.

(i)         So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent or Revolving Agent, as applicable, shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent or Revolving Agent, as applicable, (other than fees or expenses that are for Agent's or Revolving Agent’s, as applicable, separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)         Subject to Section 2.4(b)(v), Section 2.4(d)(ii) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent or Revolving Agent, as applicable, and all such payments, and all proceeds of Collateral received by Agent or Revolving Agent, as applicable, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Loans outstanding (including fees, interest and principal) and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)         At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and Revolving Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)         first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent and Revolving Agent under the Loan Documents, until paid in full,

(B)         second, to pay any fees or premiums then due to Agent and Revolving Agent under the Loan Documents, until paid in full,

(C)         third, to pay interest and principal on Protective Advances that are held solely by Agent,

(D)         fourth, to pay all remaining interest due in respect of all Protective Advances, until paid in full,

(E)         fifth, to pay all remaining principal of all Protective Advances, until paid in full,

(F)         sixth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(G)         seventh, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(H)         eighth, ratably, to pay interest accrued in respect of the Revolving Loans and the Term Loan, until paid in full,

(I)         ninth, ratably

i.         ratably, to pay the principal of all Revolving Loans and the Term Loan, until paid in full, and

ii.         ratably, up to the lesser of (y) the amount (after taking into account any amounts previously paid pursuant to this clause (ii) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve Amount, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, and (z) $2,000,000 (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event), to (I) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve Amount established for the Bank Product Obligations of such Bank Product Provider), and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(J)         tenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

(K)         eleventh, ratably to pay any Obligations owed to Defaulting Lenders; and

(L)         twelfth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)         Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v)         In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)         For purposes of Section 2.4(b)(iii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)         In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement, the Agreement Among Lenders or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern other than with respect to application of payments and proceeds of Collateral and any other matters among Agent, Revolving Agent and Lenders, in which case, the Agreement Among Lenders shall control and govern.

(c)         Reduction of Commitments.

(i)         Revolver Commitments. The Revolver Commitments shall terminate in full on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Subject to the Revolver Fee Letter, Borrowers may voluntarily reduce the Revolver

Commitments to an amount not less than the sum of (A) the Revolver Usage as of such date (giving effect to any Revolving Loans that are proposed to be contemporaneously prepaid with the proposed reduction on such day), plus (B) the principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been delivered by Borrowers under Section 2.3(a). Each such voluntary reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero), shall be made by providing not less than three (3) Business Days prior written notice to Revolving Agent (with a copy to Agent) (or such later date as permitted by Revolving Agent in its sole discretion), and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. Notwithstanding anything to the contrary in this Agreement or otherwise and subject to the Revolver Fee Letter, on any date, if (A) the Term Loan is prepaid in connection with an optional prepayment or a mandatory prepayment pursuant to Section 2.4(e)(iii), the Maximum Revolver Amount (and corresponding Revolver Commitments) shall be permanently reduced by an amount equal to the Pro Rata Commitment Reduction Amount, or (B) the aggregate outstanding principal balance of the Term Loan on such date is (or after giving effect to any contemplated payment, will be) less than the Maximum Revolver Amount on such date, the Maximum Revolver Amount (and corresponding Revolver Commitments) shall be permanently reduced to the then outstanding principal balance of the Term Loan, and in each case, Borrowers shall make any prepayment of Revolving Loans required by this Agreement as a result of such reduction.

(ii)         Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan on the Closing Date.

(d)         Optional Prepayments.

(i)         Revolving Loans. Subject to the Revolver Fee Letter, Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part.

(ii)         Term Loan. Subject to the Fee Letter, Borrowers may, upon at least three (3) Business Days prior written notice to Agent (or such later date as permitted by Agent in its sole discretion), prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such optional prepayment shall be applied against the remaining installments of principal due on the Term Loan in the direct order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e)         Mandatory Prepayments.

(i)         Borrowing Base; Maximum Revolver Amount. If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, as adjusted for Reserves established by Revolving Agent, or (y) the Maximum Revolver Amount, then Borrowers shall promptly, but in any event, within one (1) Business Day, prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(ii)         Available Cash Sweep. If, at any time, Available Cash exceeds $55,000,000, then Borrowers shall promptly, but in any event, within three (3) Business Days, prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the lesser of (x) the amount of such excess and (y) the maximum amount that would not cause the Revolver Usage on such date after giving effect to such prepayment to be less than $15,000,000.

(iii)         Dispositions. Subject to the Fee Letter and the Revolver Fee Letter, within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of assets of any Loan Party or any of its Subsidiaries (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), to the extent any such Disposition is consistent with past practice (i), (j), (k), (l), (m), (n), or (o) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; provided, that so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or its Subsidiaries, (C) the monies are held in a Deposit Account in which Revolving Agent (in its capacity as sub-agent of Agent) has a perfected first-priority security interest, and (D) such Loan Party or its Subsidiary, as applicable, completes such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party or such Loan Party's Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, that no Loan Party nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds (other than Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof) to make such replacements, purchases, or construction in excess of $5,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(iii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iv)         Extraordinary Receipts. If an Event of Default has occurred and is continuing, within one (1) Business Day of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(v)         Indebtedness. Subject to the Fee Letter, within one Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash

Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(vi)         Curative Equity. Within one Business Day of the date of receipt by any Loan Party of the proceeds of any Curative Equity pursuant to Section 9.3, Borrowers shall prepay the outstanding principal of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such proceeds.

(vii)         Excess Cash Flow. For each Excess Cash Flow Period during the term of this Agreement, within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1 (or (x) with respect to the First Excess Cash Flow Period, the financial statements for the fiscal quarter ending January 31, 2025 delivered pursuant to Section 5.1, and (y) with respect to the Second Excess Cash Flow Period, the financial statements for the fiscal quarter ending July 31, 2025 delivered pursuant to Section 5.1), or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, (the "Excess Cash Flow Due Date"), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (1) the Excess Cash Flow Sweep Percentage of the Excess Cash Flow of Comtech and its Subsidiaries for such Excess Cash Flow Period, minus (2) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loan made by Borrowers during such Excess Cash Flow Period; provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(vii) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition.

(viii)        Limitation. Notwithstanding any other provisions of this Section 2.4(e) to the contrary, to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary that would otherwise be required to be applied as a prepayment pursuant to Section 2.4(e)(iii) or (iv) or Excess Cash Flow attributable to a Foreign Subsidiary that would otherwise be required to be applied as a prepayment pursuant to Section 2.4(e)(vii), but is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, or to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary (other than a Designated Foreign Guarantor) that would otherwise be required to be applied as a prepayment pursuant to Section 2.4(e)(iii) or (iv) or Excess Cash Flow attributable to a Foreign Subsidiary (other than a Designated Foreign Guarantor) that would otherwise be required to be applied as a prepayment obligation pursuant to Section 2.4(e)(vii) could have a material adverse tax consequence (in each case, as determined in good faith by the Borrower and including as the result of the repatriation thereof), an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay the Loans at the times provided in this Section 2.4(e) until such time, in the reasonable opinion of the Borrowers, as such prohibition, restriction, delay or tax consequence no longer applies.

(f)         Application of Payments.

(i)         Each prepayment pursuant to Section 2.4(e)(i) or 2.4(e)(ii) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Revolving Loans until paid in full, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

(ii)         Administrative Borrower shall provide not less than one Business Day prior written notice to Agent no later than 3:00 p.m. on such day of any prepayment pursuant to Section 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v), 2.4(e)(vi), or 2.4(e)(vii) and each such prepayment shall (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each such prepayment of the Term Loan shall be applied pro rata against the remaining installments of principal of the Term Loan (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment). Notwithstanding anything to the contrary in this Agreement or otherwise, if, on any date, (A) the Term Loan is prepaid in connection with an optional prepayment or a mandatory prepayment pursuant to Section 2.4(e)(iii), the Maximum Revolver Amount (and corresponding Revolver Commitments) shall be permanently reduced by an amount equal to the Pro Rata Commitment Reduction Amount, or (B) the aggregate outstanding principal balance of the Term Loan on such date (taking into account any contemplated payments on such date) is less than the Maximum Revolver Amount on such date, the Maximum Revolver Amount (and corresponding Revolver Commitments) shall be permanently reduced to the then outstanding principal balance of the Term Loan, and in each case, (x) such prepayment shall be accompanied by a permanently reduction of the Maximum Revolver Commitments by an amount equal to the Pro Rata Commitment Reduction Amount, and (y) to the extent any Revolving Loans are then outstanding, a portion of such prepayment equal to the Pro Rata Commitment Reduction Amount shall be applied to prepay Revolving Loans in lieu of being applied to prepay a like amount of the Term Loan.

2.5.         Promise to Pay; Promissory Notes.

(a)         Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the last Business Day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent or Revolving Agent, as applicable. Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)         Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by such Lender and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.         Interest Rates; Rates, Payments, and Calculations.

(a)         Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations shall bear interest as follows:

(i)         if the relevant Obligation is a SOFR Loan, at a per annum rate equal to Term SOFR plus the SOFR Margin, and

(ii)         otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)         [Reserved].

(c)         Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent, Revolving Agent (solely with respect to Revolving Loans) or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), all Loans and all Obligations shall bear interest, from the date such Event of Default occurred until the date such Event of Default is waived in writing in accordance herewith, at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder.

(d)         Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable (in cash or PIK Interest, as applicable), in arrears, on the last Business Day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the last Business Day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (B) the date on which demand therefor is made by Agent or, solely with respect to Lender Group Expenses of Revolving Agent, Revolving Agent. For the avoidance of doubt, any PIK Interest shall be compounded on each interest payment date and added to the outstanding principal amount of the Term Loan and, once paid, shall be treated as principal amount of the Term Loan for all purposes of this Agreement. Following any such increase in the principal amount of the Term Loan, interest will accrue on such increased amount.

(e)         Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)         Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable, including, without limitation, the Criminal Code (Canada). Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g)         Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(h)         Canadian Interest Provisions. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day, 365-day year or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.7.         Crediting Payments. The receipt of any payment item by Agent or Revolving Agent, as applicable, shall not be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent's Account or Revolving Agent's Account, as applicable, or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent or Revolving Agent, as applicable, only if it is received into Agent's Account or Revolving Agent's Account, as applicable, on a Business Day on or before 4:30 p.m. If any payment item is received into Agent's Account or Revolving Agent's Account, as applicable, on a non-Business Day or after 4:30 p.m. on a Business Day (unless Agent or Revolving Agent, as applicable, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent or Revolving Agent, as applicable, as of the opening of business on the immediately following Business Day.

2.8.         Designated Account. Agent and Revolving Agent are each authorized to make Loans under this Agreement based upon instructions received from anyone purporting to be an Authorized Person. Borrowers agree to establish and maintain the Designated Account with the

Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans and Protective Advances. Unless otherwise agreed by Agent or Revolving Agent, as applicable, and Borrowers, any Loan requested by Borrowers and made by Agent or Revolving Agent, as applicable, or the Lenders hereunder shall be made to the Designated Account.

2.9.         [Reserved].

2.10.        Fees.

(a)         Agent and Revolving Agent Fees.

(i)         Borrowers shall pay to Agent, for the account of Agent, and for the benefit of the Lenders, where applicable, as and when due and payable under the terms of the Fee Letter, the fees owing to Agent set forth in the Fee Letter.

(ii)         Borrowers shall pay to Agent, for the account of Revolving Agent, as and when due and payable under the terms of the Revolver Fee Letter, the fees owing to Revolving Agent set forth in the Revolver Fee Letter.

(b)         Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month, from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and the Revolving Commitments are terminated and on the date on which the Obligations are paid in full. For the avoidance of doubt, Revolving Agent will calculate the Unused Line Fee each month.

2.11.        [Reserved].

2.12.        SOFR Option.

(a)         Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "SOFR Option") to have interest on all or a portion of the Revolving Loans or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon Term SOFR. Interest on SOFR Loans shall be payable (in cash, or, solely with respect to the foregoing clause (i), in cash or PIK Interest, as applicable) on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. For the avoidance of doubt, any PIK Interest shall be compounded on each interest payment date and added to the outstanding principal amount of the Term Loan and, once paid, shall be treated as principal amount of the Term Loan for all purposes of this Agreement. Following any such increase in the principal amount of the Term Loan, interest will accrue on such increased amount. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent, Revolving Agent (solely in the case of Revolving Loans), or the Required Lenders, or the Required Revolving Lenders (solely in the case of Revolving Loans), Borrowers no longer shall have the option to request that Revolving Loans or any portion of the Term Loan bear interest at a rate based upon Term SOFR.

(b)         SOFR Election.

(i)         Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent or Revolving Agent (solely in the case of Revolving Loans) (which notice Agent or Revolving Agent, as applicable, may elect to give or not give in its discretion unless Agent or Revolving Agent, as applicable, is directed to give such notice by Required Lenders or the Required Revolving Lenders (solely in the case of Revolving Loans), in which case, it shall give the notice to Borrowers and with respect to Revolving Loans, the Revolving Agent), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the SOFR Option during the continuance of such Event of Default, elect to exercise the SOFR Option by notifying Agent or Revolving Agent (with, if in with respect to Revolving Loans, a copy of such notice to the Revolving Agent) prior to 2:00 p.m. at least three U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the "SOFR Deadline"). Notice of Borrowers' election of the SOFR Option for a permitted portion of the Revolving Loans or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent or Revolving Agent of a SOFR Notice (and with respect to Revolving Loans, the Revolving Agent) received by Agent or Revolving Agent, as applicable, before the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, Agent or Revolving Agent, as applicable, shall provide a notice thereof to each of the affected Lenders.

(ii)         Each SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Agent, Revolving Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent, Revolving Agent or any Lender as a result of (A) the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").

(iii)         A certificate of Agent, Revolving Agent, or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent, Revolving Agent, or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent, Revolving Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent or Revolving Agent, as applicable, may, in its sole discretion at the request of Borrowers but with Revolving Agent's consent with respect to Revolving Loans, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest

Period and apply such amounts to the payment of the applicable SOFR Loan on such last day of such Interest Period, it being agreed that Agent or Revolving Agent, as applicable, has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Agent or Revolving Agent, as applicable, does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iv)         Unless Agent and Revolving Agent, in their sole discretion, each agrees otherwise, Borrowers shall have not more than five SOFR Loans in effect at any given time. Borrowers may only exercise the SOFR Option for proposed SOFR Loans of at least $1,000,000.

(c)         Conversion; Prepayment. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent or Revolving Agent, as applicable, of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent, Revolving Agent,and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)         Special Provisions Applicable to Term SOFR.

(i)         Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)         Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent or Revolving Agent, as applicable, and Borrowers and Agent or Revolving Agent, as applicable, promptly shall transmit the notice to each other Lender and (y)(i) in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted Base Rate Loans on the last day of the Interest Period of such

SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender's notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (z) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)         Benchmark Replacement Setting.

(A)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)         Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C)         Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E)         Benchmark Unavailability Period. Upon Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e)         No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, Revolving Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

2.13.        Capital Requirements.

(a)         If, after the date hereof, (i) any Lender determines that (A) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (B) such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Lender's, or such holding companies' capital or liquidity as a consequence of such Lender's commitments, Loans, participations or other obligations hereunder to a level below that which such Lender or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender's or such holding companies' then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material; or (ii) any Recipient determines that a

Change in Law shall subject such Recipient to Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (v) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Obligations, or its deposits, reserves, other liabilities or capital attibutable thereto that result in an increase in the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Recipient of participating in, issuing or maintaining any Obligation, or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount), then such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender or Recipient on demand such additional amount or amounts as will compensate such Lender or Recipient, as the case may be, for such additional costs incurred or reduction suffered (including the amount of such reduction of return of capital as and when such reduction is determined), payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided, that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)         If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Lender, an "Affected Lender"), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), may designate a substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent or solely with respect to the Revolving Loans, Revolving Agent, to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.

(c)         Notwithstanding anything herein to the contrary, the protection of Sections 2.12(d) and 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14.        [Reserved].

2.15.        Joint and Several Liability of Borrowers.

(a)         Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)         Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)         If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)         The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)         Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans, any portion of the Term Loan, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent, Revolving Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group's or any Bank Product Provider's power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower's rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent, Revolving Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent, Revolving Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent, Revolving Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Agent, Revolving Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f)         Each Borrower represents and warrants to Agent, Revolving Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent, Revolving Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)         The provisions of this Section 2.15 are made for the benefit of Agent, Revolving Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, Revolving Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent, Revolving Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)         Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, Revolving Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent, Revolving Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of Revolving Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.  Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the "Foreclosed Borrower"), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

3.         CONDITIONS; TERM OF AGREEMENT.

3.1.         Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent, Revolving Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2.         Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)         receipt by Agent and Revolving Agent (in the case of Revolving Loans) of a Notice of Borrowing;

(b)         the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(c)         no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(d)         both at the time of and after the making of such requested Revolving Loans, Available Cash shall not exceed $55,000,000; and

(e)         no Overadvance exists or will exist after the making of such requested Revolving Loans.

3.3.         Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4.         Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.

3.5.         Early Termination by Borrowers. Subject to the Fee Letter and the Revolver Fee Letter, Borrowers have the option, at any time upon ten (10) Business Days (or such shorter period as may be agreed by Agent) prior written notice to Agent and Revolving Agent, to repay all of the Obligations in full and terminate this Agreement; provided, that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Administrative Borrower (by written notice to Agent and Revolving Agent on or prior to the specified effective date) if such condition is not satisfied.

3.6.         Post-Closing Covenants Each Borrower covenants and agrees to fulfill the obligations set forth on Schedule 3.6 to this Agreement (the failure by any Borrower to so perform or cause to be performed such obligations as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.         REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or any other extension of credit hereunder, other than the continuation of, or conversion into, a Base Rate Loan or a SOFR Loan, as applicable) made thereafter, as though made on and as of the date of such Loan (or any other extension of credit) or delivery (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.         Due Organization and Qualification; Subsidiaries.

(a)         Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable).

(b)         Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Subsidiary that is a Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c)         Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing: (i) the number of shares of each class of Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Comtech. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)         Except as set forth on Schedule 4.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party's or any of its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 4.1(d) to this Agreement, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2.         Due Authorization; No Conflict.

(a)         As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)         As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial, territorial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations (as applicable), (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement (including any Material Contract) of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement (including any Material Contract) of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements (including Material Contracts), for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.         Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable).

4.4.         Binding Obligations; Perfected Liens.

(a)         Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable).

(b)         Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement and Section 7(k)(iv) of the Canadian Guarantee and Security Agreement, and, subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, if any, and the recordation of the Mortgages, if any, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable).

4.5.         Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby; provided that in respect of any Foreign Subsidiary, this representation shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable). All of such assets are free and clear of Liens except for Permitted Liens.

4.6.         Litigation.

(a)         There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)         Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party after due inquiry, threatened against a Loan Party or any of its Subsidiaries.

4.7.         Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.         No Material Adverse Effect. All financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since July 31, 2023, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9.         Solvency.

(a)         Each Borrower is, and the Loan Parties taken as a whole are, Solvent.

(b)         No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10.        Employee Benefits.

(a)         Except as set forth on Schedule 4.10, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan, Canadian Pension Plan or Canadian Defined Benefit Pension Plan.

(b)         Each Loan Party and each of the ERISA Affiliates has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)         Each Employee Benefit Plan is, and has been, maintained in compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(d)         Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitted program. To the knowledge of each Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)         No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)         No Notification Event exists, except as would not reasonably be expected to result in a Material Adverse Effect.

(g)         No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

(h)         No Loan Party or Subsidiary thereof is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993) and which is not fully funded as at the relevant date and such deficit would have a Material Adverse Effect; or (b) "connected" with or an "associate" (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

(i)         With respect to any Canadian Pension Plans established after the Closing Date, Borrowers will cause each Loan Party to, (a) comply with all applicable provisions and funding requirements of the Income Tax Act (Canada) and applicable Canadian Pension Benefits Legislation with respect to all Canadian Pension Plans and make all payments with respect thereto when due, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) operate each Canadian Pension Plan in such a manner that will not incur any material liability under the Income Tax Act (Canada) and applicable Canadian Pension Benefits Legislation except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) furnish to the Agent upon Agent’s written request such additional information about any Canadian Pension Plan for which any Loan Party could reasonably expect to incur any material liability. Except as would not reasonably be expected to have a Material Adverse Effect, all employer or employee payments, contributions, withholdings or premiums required to be remitted, paid to or in respect of Canadian income tax, vacation pay and statutory benefit plans that any Loan Party is required to participate in or comply with, including the Canada Pension Plan or Quebec Pension Plan and plans administered pursuant to applicable workplace safety insurance and employment insurance legislation will be paid or remitted by each such Person when due in accordance with the terms thereof, any agreements relating thereto and all applicable laws.

4.11.        Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) to each Loan Party's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party or its Subsidiaries, or by previous owners or operations in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party's knowledge after due inquiry, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real

Property owned or operated by a Loan Party or its Subsidiaries, (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability, and (e) to each Loan Party's knowledge, (i) there are no visible signs of release, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Materials at, upon, under or within any Real Property or any premises leased by the Loan Parties and/or their respective Subsidiaries, (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by the Loan Parties and/or their respective Subsidiaries, and (iii) no Hazardous Materials are present on any Real Property or any premises leased by the Loan Parties and/or their respective Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of the Loan Parties and their respective Subsidiaries or of their tenants.

4.12.        Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent, Revolving Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents or Comtech's Exchange Act filings) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent, Revolving Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent and Revolving Agent on or about April 30, 2024 represent, and as of the date on which any other Projections are delivered to Agent and Revolving Agent, such additional Projections represent, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent and Revolving Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.13.        Patriot Act, etc.. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and

Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the "Patriot Act"), and (c) Canadian AML Laws.

4.14.        [Reserved].

4.15.        Payment of Taxes. Each Loan Party and its Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except to the extent contested through a Permitted Protest, or to the extent the failure to pay such Taxes, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.16.        Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

4.17.        Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state, provincial or territorial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.18.        OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider or other individual or entity participating in any transaction). Notwithstanding the foregoing, this section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States)

Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

4.19.        Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party after due inquiry, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Loan Party after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Comtech, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.        [Reserved].

4.21.        Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22.        [Reserved].

4.23.        [Reserved].

4.24.        Location of Inventory. Except as set forth in Schedule 4.24, the Inventory of the Loan Parties and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.24 to this Agreement (as such Schedule may be updated pursuant to Section 5.14).

4.25.        Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries' Inventory and the book value thereof.

4.26.        [Reserved].

4.27.        Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.28.        Material Contracts. Set forth on Schedule 4.28 (as such Schedule may be updated from time to time in accordance herewith) is a list of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Comtech provided the Compliance Certificate pursuant to Section 5.1; provided, that Borrowers may amend Schedule 4.28 to add additional Material Contracts so long as such amendment occurs by written notice to Agent (with a copy to Revolving Agent) on the date that Comtech provides the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Loan Party's knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.29.        Non-Loan Party Subsidiaries. No Subsidiary of Comtech that is not a Loan Party owns, or has an exclusive license to use, any Intellectual Property that is material to the business of the Loan Parties.

4.30.        Centre of Main Interests. The "centre of main interest" (as that term is used in the Cross Border Insolvency Regulations 2006) of each UK Loan Party is situated in its jurisdiction of incorporation and none of them have an "establishment" (as that term is used in the Cross Border Insolvency Regulations 2006) in any other jurisdiction.

5.         AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1.         Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent (with a copy to Revolving Agent), for distribution to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Comtech, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to Agent and Revolving Agent.

5.2.         Reporting. Borrowers will deliver to Agent, for distribution to each Lender, each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein.

5.3.         Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4.         Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary for the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5.         Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (i) such Tax is the subject of a Permitted Protest or (ii) the failure to pay such Tax would not reasonably be expected to result in a Material Adverse Effect.

5.6.         Insurance.

(a)         Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers' expense, maintain insurance respecting each of each Loan Party's and its Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, the Loan Parties' existing insurance providers as set forth in the certificates of insurance delivered to Agent on or about the Closing Date shall be deemed to be reasonably acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender's loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender's loss payable and additional insured endorsements in favor of Agent and shall provide for such insurer to provide not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(b)         If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.

5.7.         Inspection.

(a)         Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, Revolving Agent, and their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of Borrowers shall be allowed to be present) at such times and intervals as Agent or Revolving Agent, as applicable, may reasonably designate (but so long as no Event of Default has occurred and is continuing, (x) not more than twice per Fiscal Year of the Borrower and (y) each inspection after the first per Fiscal Year of the Borrower shall be at Agent's expense) and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers' expense, subject to the limitations set forth below in Section 5.7(c). The Loan Parties shall have the right to have a representative present at any and all inspections.

(b)         Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, Revolving Agent, and each of their respective duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent or Revolving Agent, as applicable, may designate (but so long as no Event of Default has occurred and is continuing, not more than twice per Fiscal Year of the Borrower), at Borrowers' expense, subject to the limitations set forth below in Section 5.7(c). The Loan Parties shall have the right to have a representative present at any and all field examinations, appraisals or valuations.

(c)         So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent and Revolving Agent for any field examinations, financial examinations, appraisals or valuations.

5.8.         Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.         Environmental.

Except as would not, in each case, be material to any Loan Party:

(a)         Each Loan Party will, and will cause each of its Subsidiaries to, keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens.

(b)         Each Loan Party will, and will cause each of its Subsidiaries to, ensure that the Real Property, to the extent controlled by any Loan Party, and all operations and businesses conducted by any Loan Party thereon remains in material compliance with all Environmental Laws and such Loan Party will not, and will cause its Subsidiaries not to, place or permit to be placed any Hazardous Materials on any Real Property except as permitted by applicable law or appropriate Governmental Authorities.

(c)         Each Loan Party will, and will cause each of its Subsidiaries to, (i) employ in connection with the use of any Real Property appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Materials generated at the Real Property only at facilities and with carriers that maintain valid permits under any applicable Environmental Laws. The Loan Parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by such Loan Parties or their respective Subsidiaries in connection with the transport or disposal of any Hazardous Materials generated at any Real Property.

(d)         Each Loan Party will, and will cause each of its Subsidiaries to, promptly notify Agent of any Release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto any Real Property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required of such Loan Party to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law.

(e)         Each Loan Party will, and will cause each of its Subsidiaries to, promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

(f)         Each Loan Party will, and will cause each of its Subsidiaries to, promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by the Loan Parties and/or their respective Subsidiaries to dispose of Hazardous Materials and shall continue to forward copies of correspondence between the applicable Loan Party or Subsidiary, and the Governmental Authority regarding such claims to Agent until the claim is settled. The Loan Parties shall promptly forward to Agent copies of all documents and reports concerning any material Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") that the Loan Parties and/or their respective Subsidiaries are required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in and Lien on the Real Property and the Collateral.

(g)         Each Loan Party will, and will cause each of its Subsidiaries to, respond promptly to any Hazardous Discharge or Environmental Action and take all necessary Remedial

Actions to the extent required by Environmental Laws in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Environmental Lien. If the Loan Parties shall fail to, or fail to cause their respective Subsidiaries to, respond promptly to any Hazardous Discharge or Environmental Action or the Loan Parties shall fail to, or fail to cause their respective Subsidiaries to, comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in the Collateral: (A) give such notices and, if such Loan Party does not respond in a timely fashion, to (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as are required by Environmental Laws or reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Action. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the default rate for Base Rate Loans shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and the Loan Parties.

(h)         Promptly upon the written request of Agent subsequent to a Hazardous Discharge, the Loan Parties shall provide Agent, at the Loan Parties' sole expense, with an environmental site assessment prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the impact of such Hazardous Discharge and the potential costs in connection with any abatement, cleanup and removal of such Hazardous Discharge. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Governmental Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be reasonably acceptable to Agent. If such estimates, individually or in the aggregate, exceed $1,000,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(i)         The Loan Parties shall defend and indemnify each Indemnified Person harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender or otherwise arises out of the gross negligence or willful misconduct of Agent or any Lender. The Loan Parties' obligations under this Section 5.9(j) shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, provincial, territorial or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials. The Loan Parties' obligation and the indemnifications hereunder shall survive the termination of this Agreement. For the avoidance of doubt, this clause (j) shall be supplemental to the provisions of Section 10.3.

(j)         For purposes of Section 4.11 and 5.9, all references to Real Property shall be deemed to include all of Loan Parties' and their respective Subsidiaries' right, title and interest in and to its owned and leased premises.

5.10.        Disclosure Updates. Each Loan Party will, promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.        Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, or acquires any direct or indirect Subsidiary after the Closing Date, within forty-five (45) days (or in the case of Mortgages and related items, sixty (60) days) following such event (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary (i) if such Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) if such Subsidiary is (A) a Domestic Subsidiary that is not a CFC Holdco or a Subsidiary of a CFC or (B) a Designated Foreign Guarantor, to provide to Agent a joinder to the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, a Canadian Deed of Hypothec or a deed of accession to the UK Debenture (as applicable), in each case, together with such other security agreements (including Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of greater than $2,500,000), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement and/or any Canadian Deed of Hypothec or Canadian Guarantee and Security Agreement, as applicable) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary); and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is reasonably appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument (other than any legal opinion) executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12.        Further Assurances. The Borrowers will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, Canadian Deeds of Hypothec, pledges, assignments, mortgages, deeds of trust, customary opinions of counsel, and all other documents (which in the case of a UK Loan Party shall be limited to a UK Debenture or accession deed thereto, associated opinions of counsel and any documentation required by the terms of the UK Debenture) (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, as applicable), to create and perfect Liens in favor of Agent in any Real Property owned in fee acquired by any other Loan Party with a fair market value in excess of $2,500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC if providing such documents would result in material adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed thirty (30) Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of Comtech's Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, as applicable). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent; provided, that, if completion of the obligations of the Loan Parties under Section 5.11 or this Section 5.12 are delayed solely as a result of (1) one or more Lenders' failure to confirm its satisfaction with flood insurance compliance or (2) Agent's failure to complete its Patriot Act searches, OFAC/PEP searches and customary individual background checks required in connection with any joinder, in each case, despite receiving all requested information from the Loan Parties necessary to complete such steps at least 10 days prior to the applicable due date for completion of such obligation under Section 5.11 or this Section 5.12, then, the applicable due date therefore shall be automatically extended until such Lender or Agent completes the items referred to in the foregoing clauses (1) or (2).

5.13.        Lender Meetings; Board Materials; Board Observation Rights.

(a)         Comtech will, no more than once each fiscal quarter, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time which may be by video conference or conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and of the previous fiscal quarter and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Comtech.

(b)         Agent and Revolving Agent shall have the right to receive any material formal documentation provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of Comtech and any of its respective Subsidiaries promptly, and in any event within five (5) Business Days after the occurrence of each meeting of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) (regular or special and whether telephonic or otherwise), and Agent and Revolving Agent shall keep such materials and information confidential in accordance with Section 17.9; provided that in connection with the foregoing, Comtech will not be required to provide information or documentation to the extent that (i) the provision thereof would violate any law, rule or regulation or any obligation of confidentiality owing to a third party binding on Comtech or its Affiliates to the extent that such obligation was not entered into in contemplation of this provision (provided that, Comtech and its Affiliates shall use commercially reasonable efforts to avoid entering into any such obligation of confidentiality owing to a third party), or (ii) the exclusion is necessary to preserve attorney-client privilege between Comtech and its counsel, in each case, in the reasonable determination of Comtech's counsel.

(c)         During any Board Observation Period, Agent shall be entitled to designate one observer (the "Board Observer") to attend any regular meeting of the Board of Directors of Comtech or any of its Subsidiaries (or, in each case, any relevant committees thereof) (a "BOD Meeting"), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors (or any relevant committee thereof) of Comtech or any of its Subsidiaries at any such meetings. The Board Observer may be excluded from any portion of any BOD Meeting to the extent such exclusion is necessary to (i) avoid violation of any law, rule or regulation or any obligation of confidentiality owing to a third party binding on Comtech or its Affiliates to the extent that such obligation was not entered into in contemplation of this provision (provided that, Comtech and its Affiliates shall use commercially reasonable efforts to avoid entering into any such obligation of confidentiality owing to a third party), or (ii) preserve attorney-client privilege between Comtech and its counsel, in each case, in the reasonable determination of Comtech's counsel. The Board Observer shall be timely notified of the time and place of any BOD Meetings (which shall be held no less than once per quarter) and, to the extent provided to any members of the Board of Directors, will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of Comtech and any of its Subsidiaries at such meeting as if the Board Observer were a member thereof. Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting). Borrowers shall reimburse the Board Observer for all reasonable out-of-pocket costs and expenses incurred in connection with its participation in any such BOD Meeting.

5.14.        Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Collateral only at the locations identified on

Schedule 4.24 to this Agreement (provided that Borrowers may amend Schedule 4.24 to this Agreement so long as such amendment occurs by prompt written notice to Agent), and (b) their respective chief executive offices, registered office and domicile only at the locations identified on Schedule 7 to the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, as applicable (provided that any Loan Party may change its chief executive office to a location in the United States and any Loan Party organized under the laws of Canada or any province thereof may change its chief executive office to a location in Canada, in each case, provided the Borrower has provided written notice to Agent thereof not less than thirty (30) days’ prior to such change). Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified on (i) Schedule 7 to the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, as applicable, and (ii) Schedule 4.24 to this Agreement where Inventory with a fair value exceeding $250,000 in the aggregate is held or stored.

5.15.        OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Notwithstanding the foregoing, this section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

5.16.        Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrowers will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.17.        Compliance with ERISA and the IRC.In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course) that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) [reserved], (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (f) furnish to Agent upon Agent's written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each

Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties that would result in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.18.        UK Pensions. Ensure that no Loan Party or Subsidiary thereof is or has at any time been (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) and which is not fully funded as at the relevant date and such deficit would have a Material Adverse Effect; or (b) "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

5.19.        People with Significant Control Regime. Each Loan Party and each Subsidiary thereof shall (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Agent, and (b) promptly provide the Agent with a copy of that notice.

6.         NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1.         Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.         Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.         Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)         Other than in order to consummate a Permitted Acquisition, enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger or amalgamation between Loan Parties; provided, that a Borrower must be the surviving entity of any such merger or amalgamation to which it is a party and no merger may occur between Comtech and any other Loan Parties, (ii) any merger or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger or amalgamation, (iii) any merger or amalgamation between Subsidiaries of any Loan Party that are not Loan Parties and (iv) any merger, consolidation, reorganization, or recapitalization, or reclassification of its Equity Interests carried out in order to consummate a Permitted Disposition; provided, that in no event shall any Loan Party merge or amalgamate with any other Person other than a US Loan Party or other Loan Party organized in the same jurisdiction as such Loan Party unless, in each case, such Loan Party is the surviving entity,

(b)         liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries (other than any Borrower) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving, or

(c)         suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4.         Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a "plan of division").

6.5.         Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6.         Prepayments, Payments of Certain Indebtedness and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a)         Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)         optionally prepay, redeem, defease, purchase, or otherwise acquire or satisfy any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, or (B) Permitted Intercompany Advances, or

(ii)         make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions.

(b)         Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i)         any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness,

(ii)         the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders,

(iii)         the Specified Preferred Equity Documents if the effect thereof could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iv)         any Material Contract except to the extent that such amendment, modification, or change would not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders.

6.7.         Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers and their Subsidiaries may make distributions to Comtech for the sole purpose of allowing Comtech to, and Comtech shall use the proceeds thereof solely to make distributions to former employees, officers, or directors of Comtech (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Comtech held by such Persons; provided, that the aggregate amount of such redemptions made by Comtech during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate,

(b)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Comtech may make distributions to former employees, officers, or directors of Comtech (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Comtech on account of repurchases of the Equity Interests of Comtech held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Comtech,

(c)         Comtech's Subsidiaries may make distributions to Comtech (i) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of the Loan Parties and their Subsidiaries to the extent actually used by Comtech to pay such taxes, costs and expenses, and (ii) in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of the Loan Parties and their Subsidiaries, in the case of clause (ii) in an aggregate amount not to exceed $1,000,000 in any fiscal year,

(d)         Comtech may make Restricted Payments consisting of in-kind dividends in respect of the Specified Preferred Equity made in accordance with Section 5 of the Specified Preferred Equity COD,

(e)         Solely during the period prior to the first anniversary of this Agreement, Comtech may make distributions to former and current employees, officers, or directors of Comtech (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Comtech held by such Persons in an amount sufficient to pay taxes arising from the from the sale by such Persons of such Equity Interests so long as (A) no Default of Event of Default has occurred and is continuing or would result therefrom, and (B) Qualified Cash is at least $20,000,000, calculated on a pro forma basis after giving effect to such distribution; provided, that the aggregate amount of such distributions does not exceed $2,000,000 in the aggregate,

(f)         any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Loan Parties),

(g)         for any taxable period for which the Borrowers or any of their respective Subsidiaries is a member (or disregarded as an entity that is separate from such a member for applicable income or similar tax purposes) of a consolidated or similar income or similar tax group of which a direct or indirect parent of any Borrower (other than Comtech) is the common parent or for which a Borrower (other than Comtech) is treated as an entity that is disregarded as separate from a corporate parent for applicable income or similar Tax purposes, distributions to its direct or indirect owner to pay the portion of the income Taxes of such Tax group or such corporate parent, as applicable, that are attributable to the income of Borrower and/or its Subsidiaries, as applicable, in an amount not to exceed the amount of any U.S. federal, state, local and/or non-U.S. income Taxes that Borrowers and/or their respective Subsidiaries would have paid for such taxable period had such entities been a stand-alone corporate taxpayer or a stand-alone corporate group, provided that Comtech shall not be permitted to make any such distributions, and

(h)         Comtech may make any Restricted Payments so long as (A) no Default of Event of Default has occurred and is continuing or would result therefrom, (B) Liquidity is at least $35,000,000 (with at least $20,000,000 of Availability), calculated on a pro forma basis after giving effect to such Restricted Payment, and (C) the Net Leverage Ratio (as of the last day of the period of four consecutive fiscal quarters of the Borrower most recently ended for which financial statements have been delivered pursuant to Schedule 5.1(a) or 5.1(e)) is less than 1.75 to 1.00, calculated on a pro forma basis after giving effect to such Restricted Payment.

6.8.         Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9.         Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.        Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:

(a)         transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent and Revolving Agent prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Subsidiaries in excess of $2,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,

(b)         any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,

(c)         the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors (or similar governing body) of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,

(d)         (i) transactions solely among the Loan Parties, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,

(e)         transactions with Permitted Holders pursuant to any agreement or arrangement set forth in the Specified Preferred Equity Documents (including the issuance or exchange of additional Equity Interests (other than Disqualified Equity Interests) thereunder,

(f)         transactions permitted by Section 6.3, Section 6.7, or Section 6.9,

(g)         agreements for the non-exclusive licensing of Intellectual Property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of Intellectual Property from any Loan Party or any of its Subsidiaries to any Loan Party,

(h)         the entering into of any Tax sharing agreement by or among entities that are members of the same consolidated, combined, unitary or similar tax group, provided that payments thereunder are not restricted by Section 6.7, and

(i)         issuances of securities or other payments, awards or grants in cash, securities or otherwise to employees, officers or directors of the Loan Parties or their Subsidiaries pursuant to, employment agreements, stock options and stock ownership plans held by such employees officers or directors and not otherwise prohibited by this Agreement.

6.11.        Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Disbursement Letter, and (b) any other time after the Closing Date, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (w) no part of the proceeds of a Borrowing of Revolving Loans will be directly used to make any optional or mandatory prepayment on the Term Loan, (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan will be used, directly or, knowingly, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan will be used, directly or, knowingly, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Notwithstanding the foregoing, this section shall not be made by nor apply to any Person that is registered or created under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as this section would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

6.12.        Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Comtech, each Borrower will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests (other than (a) Equity Interests issued by a Subsidiary of a Loan Party to its direct parent company or (b) Equity Interests issued by a joint venture or other non-wholly-owned Subsidiary pursuant to a transaction with respect to such Equity Interests permitted by Section 6.4 or Section 6.9).

6.13.        Inventory with Bailees. Each Borrower will not, and will not permit any of its Subsidiaries to, store its Inventory at any time with a bailee, warehouseman, or similar party except as set forth on Schedule 4.24 (as such Schedule may be amended in accordance with Section 5.14).

6.14.        Sale Leaseback Transactions. Each Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capitalized Lease Obligation is permitted by Section 6.1 and any Lien made the subject of such Capitalized Lease Obligation is permitted by Section 6.2.

6.15.        Employee Benefits. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a)         Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)         [Reserved].

(c)         Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the IRC, whether or not waived, with respect to any Pension Plan or all Pension Plans in the aggregate, that in either case would reasonably be expected to have a Material Adverse Effect.

(d)         [Reserved].

(e)         Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.10 without advance notice to the Agent.

(f)         Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Pension Plan under the IRC that would reasonably be expected to have a Material Adverse Effect.

6.16.        Non-Loan Party Subsidiaries. Each Borrower will not permit any of their respective Subsidiaries that are not Loan Parties to own, or have an exclusive license to use, any Intellectual Property that is material to the business of the Loan Parties.

6.17.        Canadian Pension Matters. Each Borrower will not permit any Canadian Loan Party or any of its Subsidiaries organized under the federal laws of Canada or any province or territory thereto to:

(a)         maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Canadian Defined Benefit Pension Plan or amalgamate with any Person if such Person, sponsors, administers, contributes to, participates in or has any liability in respect of, any Canadian Defined Benefit Pension Plan; or

(b)         terminate any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which could reasonably be expected to result in a Material Adverse Effect.

6.18.        Anti-Layering. Neither Comtech nor any Subsidiary of Comtech will create or incur any Indebtedness which is subordinated or junior in right of payment to any other

Indebtedness of the Loan Parties, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations.

6.19.        Tax Classification. No Loan Party shall, without the Agent's prior consent, change its classification for U.S. federal income tax purposes (e.g., C corporation, partnership, disregarded entity, etc.) if such change would result in a Material Adverse Effect.

7.         FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Borrowers will:

(a)         Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.20:1.0	For the 4 quarter period ending July 31, 2024, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter through the 4 quarter period ending January 31, 2025
1.25:1.0	For the 4 quarter period ending April 30, 2025, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter through the 4 quarter period ending April 30, 2026
1.30:1.0	For the 4 quarter period ending July 31, 2026, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter through the 4 quarter period ending April 30, 2027
1.35:1.0	For the 4 quarter period ending July 31, 2027, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter

(b)         Net Leverage Ratio. Have a Net Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
3.25:1.0	July 31, 2024
3.25:1.0	October 31, 2024

3.25:1.0	January 31, 2025
3.25:1.0	April 30, 2025
3.15:1.0	July 31, 2025
3.15:1.0	October 31, 2025
3.00:1.0	January 31, 2026
3.00:1.0	April 30, 2026
2.90:1.0	July 31, 2026
2.90:1.0	October 31, 2026
2.75:1.0	January 31, 2027
2.75:1.0	April 30, 2027
2.65:1.0	July 31, 2027, and the last day of each fiscal quarter thereafter

(c)         Minimum EBITDA. Maintain TTM EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$35,000,000	For the 4 quarter period ending October 31, 2025, and for the 4 quarter period ending January 31, 2026
$37,500,000	For the 4 quarter period ending April 30, 2026, and for the 4 quarter period ending July 31, 2026
$40,000,000	For the 4 quarter period ending October 31, 2026, and for the 4 quarter period ending on the last day of each fiscal quarter thereafter

(d)         Minimum Average Liquidity. Maintain Average Liquidity for the immediately preceding fiscal quarter period, measured on the last day of each fiscal quarter for such fiscal quarter, of at least $20,000,000.

8.         EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.         Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Loans;

8.2.         Covenants. If any Loan Party or any of its Subsidiaries:

(a)         fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if Comtech or any other Loan Party is not in existence or good standing in its jurisdiction of organization, as applicable), 5.6, 5.7 (solely if Comtech or any other Borrower refuses to allow Agent, Revolving Agent or their respective representatives or agents to visit its respective properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with officers and employees of any Borrower), 5.8, 5.10, 5.11, 5.13, 5.14, 5.15 or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 7 of the Guaranty and Security Agreement or (v) Section 7 of the Canadian Guarantee and Security Agreement;

(b)         fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Comtech or any other Loan Party is not in existence or good standing in its jurisdiction of organization, as applicable), 5.4, 5.5, 5.12, 5.16, 5.18 or 5.19 of this Agreement and such failure continues for a period of fifteen (15) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c)         fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3.         Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.         Voluntary Bankruptcy. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries; provided, for the avoidance of doubt, that an Insolvency Proceeding may be commenced for Beijing Comtech EF Data Equipment Repair Service Co., Ltd. after the Closing Date;

8.5.         Involuntary Bankruptcy. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not dismissed or stayed within 45 days, (c) in respect of each Loan Party other than a UK Loan Party, the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; in the case of a UK Loan Party there shall be no Event of Default under this Section 8.5 if the Insolvency Proceeding is a winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement;

8.6.         Default Under Other Agreements. If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder;

8.7.         Representations. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document was untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.         Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement or the Canadian Guarantee and Security Agreement, as applicable, is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty; provided that in respect of any Foreign Subsidiary, this Event of Default shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable);

8.9.         Security Documents. If the Guaranty and Security Agreement, the Canadian Guarantee and Security Agreement, the Canadian Deed of Hypothec or any other Loan Document that purports to create a Lien, shall, for any reason, cease to create a valid and perfected and,

(except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on any material portion of the Collateral covered thereby, except as a result of (a) a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) the release thereof as provided by Section 15.11, or (c) the Agent's failure to maintain possession of any stock or other equity certificate, promissory note or other instrument delivered to it under the Collateral Agreement; provided that in respect of any Foreign Subsidiary, this Event of Default shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable);

8.10.        Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; provided that in respect of any Foreign Subsidiary, this Event of Default shall be subject to the Legal Reservations and Perfection Requirements (in each case, as applicable);

8.11.        Change of Control. A Change of Control shall occur;

8.12.        ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in a Material Adverse Effect or result in a Lien on the assets of any Loan Party under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the IRC, (b) an accumulated funding deficiency or funding shortfall occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect, (c) a Notification Event, which could reasonably be expected to result in liability, either individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect, a payment liability of any Loan Party in excess of $5,000,000 or result in a Lien on the assets of any Loan Party under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the IRC, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect or a payment liability of any Loan Party in excess of $5,000,000, or fails to make any Withdrawal Liability payment when due;

8.13.        Senior Indebtedness. (i) The Obligations for any reason shall cease to constitute "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in any documents evidencing or governing any subordinated Indebtedness of a Loan Party involving an aggregate outstanding principal amount of $5,000,000 or more (other than as a result of the action or inaction of Agent or a Lender), or (ii) the subordination provisions of the documents evidencing or governing any subordinated Indebtedness of a Loan Party involving an aggregate outstanding principal amount of $5,000,000 or more shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness (other than in accordance with their terms);

8.14.        Material Contracts. Any Material Contract is cancelled, terminated, amended, restated or otherwise modified in a manner which has a Material Adverse Effect; or

8.15.        Conduct of Business. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material of the business affairs of Comtech and its Subsidiaries, taken as a whole.

9.         RIGHTS AND REMEDIES.

9.1.         Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)         by written notice to Administrative Borrower, declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b)         by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with any obligation of any Lender to make Loans; and

(c)         exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity; provided, that with respect to any Event of Default resulting solely from failure of Borrowers to comply with the financial covenants set forth in clauses (a) and/or (b) Section 7, neither Agent nor the Required Lenders may exercise the foregoing remedies in this Section 9.1 until the date that is the earlier of (i) ten (10) Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter, and (ii) the date that Agent receives notice that there will not be a Curative Equity contribution made for such fiscal quarter.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this

Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2.         Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3.         Curative Equity.

(a)         Subject to the limitations set forth in clauses (d) and (e) below, Borrowers may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of the financial covenants set forth in clauses (a) or (b) of Section 7 (the "Specified Financial Covenants") if they receive the cash proceeds of an investment of Curative Equity on or before the date that is fifteen (15) Business Days after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Agent in respect of the fiscal quarter with respect to which any such breach occurred (the "Specified Financial Quarter"), and (ii) the date on which the Compliance Certificate is required to be delivered to Agent pursuant to Section 5.1 in respect of the Specified Financial Quarter (such earlier date, the "Financial Statement Delivery Date"); provided, that Borrowers' right to so cure an Event of Default shall be contingent on their timely delivery of such Compliance Certificate and financial statements for the Specified Financial Quarter as required under Section 5.1.

(b)         In connection with a cure of an Event of Default under this Section 9.3, on or before the Financial Statement Delivery Date for the Specified Financial Quarter, Borrowers shall deliver to Agent a certification of an Authorized Person which contains, or Borrowers shall include in the Compliance Certificate for the Specified Financial Quarter: (i) an indication that Borrowers will receive proceeds of Curative Equity for the Specified Financial Quarter and a statement setting forth the anticipated amount of such proceeds, (ii) a calculation of the financial results or prospective financial results of Borrowers for the Specified Financial Quarter (including for such purposes the proceeds of the Curative Equity (broken out separately) as deemed EBITDA as if received on such date), which shall confirm that on a pro forma basis after taking into account the receipt of the Curative Equity proceeds, Borrowers would have been or will be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, (iii) a certification that the full amount of the cash proceeds of the equity investment made to Comtech in connection with such cure of the Event of Default shall be used to prepay the Obligations in accordance with Section 2.4(e)(vi), regardless of whether the amount of such cash proceeds is in excess of the amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, and (iv) a certification that any amount of the cash proceeds of the equity investment in excess of the amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter shall not be included in the calculation of EBITDA for any fiscal period.

(c)         Borrowers shall promptly notify Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the full amount of the cash proceeds of such equity investment to the payment of the Obligations in the manner specified in Section 2.4(e)(vi)).

(d)         Any investment of Curative Equity shall be in immediately available funds and shall be in an amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, calculated for such purpose as if such amount of Curative Equity were additional EBITDA of Parent as at such date.

(e)         Notwithstanding anything to the contrary contained herein, regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, Borrowers' rights under this Section 9.3 may (i) be exercised not more than four times during the term of this Agreement, (ii) not be exercised more than two times in any four consecutive fiscal quarter period and not more than once during any two consecutive fiscal quarters. Any Curative Equity shall not exceed the amount necessary, after giving effect thereto, to cause Borrowers to be in compliance with all of the Specified Financial Covenants for the Specified Financial Quarter. Regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, any amount of Curative Equity that is in excess of the amount sufficient to cause Borrowers to be in compliance with all of the Specified Financial Covenants as at such date shall not constitute Curative Equity.

(f)         If Borrowers have (i) delivered a certification or a Compliance Certificate conforming to the requirements of Section 9.3(b), and (ii) received proceeds of an investment of Curative Equity in immediately available funds on or before the deadline set forth in Section 9.3(a) and in an amount that is sufficient to cause Borrowers to be in compliance with the Specified Financial Covenants for the Specified Financial Quarter, any Event of Default that occurs or has occurred and is continuing as a result of a breach of the Specified Financial Covenants for the Specified Financial Quarter shall be deemed cured with no further action required by the Required Lenders. Prior to satisfaction of the foregoing requirements of this Section 9.3(f), any Event of Default that occurs or has occurred as a result of a breach of the Specified Financial Covenants shall be deemed to be continuing and, as a result, the Lenders shall have no obligation to make additional loans or otherwise extend additional credit hereunder. In the event Borrowers do not cure all financial covenant violations as provided in this Section 9.3, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(g)         To the extent that Curative Equity is received and included in the calculation of the Specified Financial Covenants as deemed EBITDA for any fiscal quarter pursuant to this Section 9.3, such Curative Equity shall be deemed to be EBITDA for purposes of determining compliance with the Specified Financial Covenants for subsequent periods that include such fiscal month. Curative Equity shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement. In addition, notwithstanding any mandatory prepayment of Obligations pursuant to Section 2.4(e)(vi), any Indebtedness so prepaid shall be deemed to remain outstanding for purposes of determining pro forma or actual compliance with the Specified Financial Covenants or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the Specified Financial Quarter.

10.         WAIVERS; INDEMNIFICATION.

10.1.        Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2.        The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code and the PPSA, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3.        Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including reasonable and documented out-of-pocket attorneys' fees) of any Lender (other than TCW or Wingspire) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Comtech's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent and Revolving Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent and Revolving Lender on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans, or the use of the proceeds of the Loans (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.         NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o COMTECH TELECOMMUNICATIONS CORP. 68 South Service Road, Suite 230 Melville, New York 11747
	Attn:	Michael A. Bondi, Chief Financial Officer
	E-mail:	Michael.Bondi@comtech.com
Telephone No.: (631) 962-7106

with copies to (which shall not constitute notice):	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP 1285 Avenue of Americas New York, New York 10019-6064
	Attn:	David Tarr, Esq.
	E-mail:	dtarr@paulweiss.com
Telephone No.: (212) 373-3375

If to Revolving Agent:	WINGSPIRE CAPITAL LLC 11720 Amber Park Drive, Suite 500 Alpharetta, Georgia 30009
	Attn:	Brian Long
	E-mail:	blong@wingspirecapital.com
Telephone No.: (678) 894-8111

with copies to (which shall not constitute notice):	BLANK ROME LLP 717 Texas Avenue, Suite 1400 Houston, Texas 77002
	Attn:	Cassandra Mott
	E-mail:	cassandra.mott@blankrome.com
Telephone No.: (713) 632-8693

If to Agent:	TCW ASSET MANAGEMENT COMPANY LLC 1251 Avenue of the Americas, Suite 4700 New York, New York 10020
	Attn:	Christopher Halajian
	E-mail:	Christopher.Halajian@tcw.com,
obaid.khan@tcw.com,
tcwservicing@allvuesystems.com and TCW@alterdomus.com
Telephone No.: (212) 771-4000

with copies to (which shall not constitute notice):	ALTER DOMUS (US) LLC 225 West Washington Street, 9th Floor Chicago, Illinois 60606
	Attn:	Jacques Kolzow and Legal Department
	Email:	jacques.kolzow@alterdomus.com and legal@alterdomus.com
Fax No.: (312) 376-0751

and GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603
	Attn:	Seth Good, Esq.
	E-mail:	seth.good@goldbergkohn.com
Telephone No.: (312) 863-7138
Fax No.: (312) 863-7838

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.         CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)         THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)         THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OR REVOLVING AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT OR REVOLVING AGENT, AS APPLICABLE, ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)         TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)         EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)         NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, REVOLVING AGENT, ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.         ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.        Assignments and Participations.

(a)         (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (each such consent not be unreasonably withheld or delayed) of:

(A)         Administrative Borrower; provided, that no consent of Administrative Borrower shall be required (1) if an Event of Default under Sections 8.1, 8.2(a)(i) (solely with respect to Section 5.1), 8.2(a)(iii), 8.4 or 8.5 has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Administrative Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent (with a copy to Revolving Agent with respect to Revolving Loans and Revolver Commitments) within five (5) Business Days after having received notice thereof; and

(B)         Agent and, solely in the case of an assignment of Revolving Loans or Revolver Commitments, Revolving Agent; provided, that no such consent shall be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         no assignment may be made to a natural person,

(B)         no assignment may be made to a Loan Party or an Affiliate of a Loan Party, any Permitted Holder, any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons,

(C)         the amount of the Commitments and/or Loans and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,

(E)         the parties to each assignment shall execute and deliver to Agent (and with a copy to Revolving Agent with respect to Revolving Loans and Revolver Commitments) an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent (and Revolving Agent if applicable) by such Lender and the Assignee,

(F)         unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500, and

(G)         the assignee, if it is not a Lender, shall deliver to Agent (and with a copy to Revolving Agent with respect to Revolving Loans and Revolver Commitments) an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire") and all information and other documents required under the Patriot Act.

(b)         From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Sections 10.3 and 16) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).

(c)         By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent or Revolving Agent, as applicable, to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent or Revolving Agent, as applicable, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)         Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)         Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, Revolving Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) except as otherwise provided below with respect to amounts under Section 16, all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Revolving Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 16 (subject to the requirements and limitations therein, including the requirements under Section 16.2 (it being understood that the documentation required under Section 16.2 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of Section 16; provided that such Participant shall not be entitled to receive any greater payment under Section 16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the Borrower has specifically consented to such greater entitlement.

(f)         In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)         Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury

Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)         Agent (with respect to Term Loans and Protective Advances) and Revolving Agent (with respect to Revolving Loans), in each case as a non-fiduciary agent on behalf of Borrowers, shall maintain, or cause to be maintained, a register (collectively, the "Register") on which it enters the name and address of each Lender as the registered owner of the applicable Loans (and the principal amount thereof and stated interest thereon) held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of its portion of Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i)         In the event that a Lender sells participations in the Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Loans that is subject to such participations) (the "Participant Register"). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the IRC, Section 5f.103-1(c) of the United States Treasury Regulations and any successors thereto. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither Agent (in its capacity as Agent) nor Revolving

Agent (in its capacity as Revolving Agent) shall have responsibility for maintaining a Participant Register. It is intended that the Register and each Participant Register be maintained such that the Loans are in "registered form" for the purposes of the IRC.

(j)         Agent and Revolving Agent shall make a copy of the applicable Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2.        Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

13.3.        Interlender Matters. Agent, Revolving Agent and the Lenders have executed the Agreement Among Lenders on the Closing Date pursuant to which such parties have agreed, among other things, to certain voting arrangements relative to matters requiring the approval of the Lenders, to certain applications of payments and proceeds of Collateral to the Obligations, and to certain pricing arrangements. The rights and duties of Agent, Revolving Agent and the Lenders, with respect to such matters, are subject to such agreement. Anything to the contrary contained herein notwithstanding, any Person that is to become a party to this Agreement as a Lender (including, without limitation, by assignment pursuant to Section 13.1) shall join the agreement described in this Section 13.3 on terms (including with respect to its priority vis-à-vis other Lenders to payments and proceeds of Collateral and pricing arrangements) and conditions satisfactory to Agent and existing Lenders as a condition to such Person becoming a party to this Agreement as a Lender.

14.         AMENDMENTS; WAIVERS.

14.1.        Amendments and Waivers.

(a)         No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter and the Revolver Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)         increase the amount of or extend the expiration date of any Commitment of any Lender,

(ii)         postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)         reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)         amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)         amend, modify, or eliminate Section 3.1 or 3.2,

(vi)         other than as permitted by Section 15.11, release or contractually subordinate Agent's Lien in and to any of the Collateral,

(vii)         amend, modify, or eliminate the definitions of "Required Lenders" or "Pro Rata Share",

(viii)        other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix)         amend, modify, or eliminate any of the provisions of Section 2.4(b) or the definition of Application Event, Section 13.1(a)(i)(A) or (B), or this Section 14.1, or

(x)         at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders;

(b)         No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)         the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)         the definition of, or any of the terms or provisions of, the Revolver Fee Letter, without the written consent of Revolving Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(iii)         the definition of "Availability", "Borrowing Base", "Reserves" or any other definition used in the determination of the amount of credit available under the Borrowing Base or Exhibit B-1, in each case without the written consent of the Required Revolving Lenders,

(iv)         permit the assignment or transfer by any Borrower of its rights and obligations under this Agreement or the other Loan Documents without the written consent of each Lender, or

(v)         any provision of Section 15 pertaining to Agent or Revolving Agent, or any other rights or duties of Agent or Revolving Agent under this Agreement or the other Loan Documents, without the written consent of Agent or Revolving Agent, as applicable, Borrowers, and the Required Lenders;

(c)         Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender, (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.12(d)(iii) hereof and (iv) any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.6(g).

14.2.        Replacement of Certain Lenders.

(a)         If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation under Section 16 (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder; provided, however, that in the case of (a)(ii) above, such replacement must have the effect of reducing or eliminating the compensation otherwise owing under Section 16. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. The replacement of such Non-Consenting Lender or Tax Lender shall not be required if, prior thereto, the circumstances entitling the Borrower or the Agent to require such replacement cease to apply.

(b)         Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof and (ii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Loans.

14.3.        No Waivers; Cumulative Remedies. No failure by Agent, Revolving Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent, Revolving Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent, Revolving Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent, Revolving Agent or any Lender on any occasion shall affect or diminish Agent's, Revolving Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent's, Revolving Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent, Revolving Agent or any Lender may have.

15.         AGENT; THE LENDER GROUP.

15.1.        Appointment and Authorization of Agent and Revolving Agent. Each Lender hereby designates and appoints TCW as its administrative and collateral agent, and Wingspire as its revolving agent, under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent or Revolving Agent, as applicable, to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent or Revolving Agent, as applicable, by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each of Agent and Revolving Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, neither Agent nor Revolving Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent or Revolving Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or Revolving Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent or Revolving Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) each of Agent and Revolving Agent, as applicable, to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Without limiting the powers of the Agent as aforesaid, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Québec, each Lender hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the Agent, the Revolving Agent, each Lender and each Bank Product Provider from time to time as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Agent under any related deed of hypothec. The Agent shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Agent in its capacity as hypothecary representative pursuant to any such deed of hypothec and applicable law and (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by Lenders and Loan Parties. Any person who becomes the Agent, the Revolving Agent, a Lender or a Bank Product Provider in accordance with the terms of this Agreement shall be deemed to have consented to and confirmed the Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified as of the date it becomes Agent, Revolving Agent, a Lender or a Bank Product Provider, all actions taken by the Agent in such capacity. The substitution of the Agent pursuant to the provisions of this Section 15 shall also constitute the substitution of the Agent as hypothecary representative as aforesaid without any further act or formality being required to appoint such successor Agent as the successor hypothecary representative for the purposes of any then existing deeds of hypothec. The execution by the Agent, in the capacity as hypothecary representative for the Agent, Revolving Agent, the Lenders and Bank Product Providers, prior to the date of this Agreement of any deeds of hypothec is hereby ratified and confirmed. Except as expressly otherwise provided in this Agreement, each of Agent and Revolving Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent or Revolving Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent or Revolving Agent, as applicable, shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent or Revolving Agent, as applicable, may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.        Delegation of Duties. Each of Agent and Revolving Agent may execute any of their respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent nor Revolving Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.        Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent or Revolving Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan or other extension of credit was not authorized by the applicable Borrower. Neither Agent nor Revolving Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4.        Reliance by Agent and Revolving Agent. Agent and Revolving Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent or Revolving Agent, as applicable. Each of Agent and Revolving Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent or Revolving Agent, as applicable, shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent or Revolving Agent, as applicable, shall act, or refrain from acting, as it deems advisable. If Agent or Revolving Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each of Agent and Revolving Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5.        Notice of Default or Event of Default. Neither Agent nor Revolving Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent or Revolving Agent, as applicable, shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent or Revolving Agent, as applicable, has received any such request, Agent or Revolving Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.        Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent or Revolving Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent and Revolving Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that neither Agent nor Revolving Agent has any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's, Revolving Agent's or their respective Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.        Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent or Revolving Agent, as applicable, upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent or Revolving Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent or Revolving Agent, as applicable, is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent or Revolving Agent, as applicable,.

15.8.        Agent and Revolving Agent in Individual Capacity. TCW and its Affiliates and Wingspire and its Affiliates may make loans to, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though TCW were not Agent and Wingspire were not Revolving Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, TCW or its Affiliates Wingspire or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include each of TCW and Wingspire in their respective individual capacities.

15.9.        Successor Agent and Revolving Agent. Each of Agent and Revolving Agent may resign as Agent or Revolving Agent, as applicable, upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent or Revolving Agent resigns under this Agreement, the Required Term Loan Lenders or the Required Revolving Lenders, as applicable, shall be entitled to appoint a successor Agent or Revolving Agent, as applicable, for the Lenders (and the Bank Product Providers), with the consent of (i) so long as no Event of Default has occurred and is continuing, Administrative Borrower and (ii) in the case of a the appointment of a successor Revolving Agent, Agent, in each case, such consent not to be unreasonably withheld, delayed, or conditioned. If no successor Agent or Revolving Agent is appointed prior to the effective date of the resignation of Agent or Revolving Agent, as applicable, Agent or Revolving Agent, as applicable, may appoint a successor Agent or Revolving Agent, as applicable, after consulting with the Lenders, Borrowers and, in the case of a the appointment of a successor Revolving Agent, Agent. If Agent or Revolving Agent, as applicable, has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Term Loan Lenders or Required Revolving Lenders, as applicable, may agree in writing to remove and replace Agent or Revolving Agent, as applicable, with a successor Agent or Revolving Agent, as applicable, from among the Term Loan Lenders or the Revolving Lenders, as applicable, with the consent of (i) so long as no Event of Default has occurred and is continuing, Administrative Borrower and (ii) in the case of a the appointment of a successor Revolving Agent, Agent, in each case, such consent not to be unreasonably withheld, delayed, or conditioned. In any such event, upon the acceptance of its appointment as successor Agent or Revolving Agent, as applicable, hereunder, such successor Agent or Revolving Agent, as applicable, shall succeed to all the rights, powers, and duties of the retiring Agent or Revolving

Agent, as applicable, and the term "Agent" or "Revolving Agent", as applicable, shall mean such successor Agent or Revolving Agent, as applicable, and the retiring Agent's or Revolving Agent's, as applicable, appointment, powers, and duties as Agent or Revolving Agent, as applicable, shall be terminated. After any retiring Agent's or Revolving Agent's, as applicable, resignation hereunder as Agent or Revolving Agent, as applicable, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent or Revolving Agent, as applicable, has accepted appointment as Agent or Revolving Agent, as applicable, by the date which is 30 days following a retiring Agent's or Revolving Agent's, as applicable, notice of resignation, the retiring Agent's or Revolving Agent's, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent or Revolving Agent, as applicable, hereunder until such time, if any, as the Lenders appoint a successor Agent or Revolving Agent, as applicable, as provided for above.

15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.    Collateral Matters.

(a)         The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. Notwithstanding anything to the contrary in the foregoing, to the extent property is sold or disposed of pursuant to a transaction that is permitted under Section 6.4 to a Person that is not a Loan Party (or required to become a Loan Party), Agent's Lien on such sold or disposed of Collateral shall automatically terminate. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(I)(ii)(z) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitutes Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property. Notwithstanding the provisions of this Section 15.11, Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards provided that such building, structure or improvement has an immaterial fair market value.

(b)         Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) () to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12.    Restrictions on Actions by Lenders; Sharing of Payments.

(a)         Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any enforcement action against the Collateral.

(b)         If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or the corresponding provisions of the PPSA can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral (other than Revolving Agent, in its capacity as sub-agent of Agent, pursuant to Control Agreements), such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent and Revolving Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent or Revolving Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent or Revolving Agent, as applicable, of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16.    [Reserved].

15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis (in accordance with their Pro Rata Share), according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18.    Appointment of Agent as UK security trustee. For the purposes of any Liens created under a UK Security Document, the following additional provisions shall apply, in addition to the provisions set out in this Section 15 or otherwise hereunder.

(a)         In this Section 15.18, the following expressions have the following meanings:

"Appointee" means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

"Charged Property" means the assets of a Loan Party subject to a security interest under a UK Security Document.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

(b)         The Lenders appoint the Agent to hold the security interests constituted by the UK Security Documents on trust for the Lenders on the terms of the Loan Documents and the Agent accepts that appointment.

(c)         The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(d)         Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Loan Party.

(e)         The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(f)         The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g)         The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

(h)         The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(i)         The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.

(j)         Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together "Rights") of the Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k)         Each Lender confirms its approval of the UK Security Documents and authorizes and instructs the Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Lenders under the UK Security Documents.

(l)         The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m)         Each Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Documents and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Lenders; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n)         Except to the extent that a UK Security Document otherwise requires, any moneys which the Agent receives under or pursuant to a UK Security Document may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Taxes) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o)         On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Loan Parties) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(p)         The Agent shall not be liable for:

(i)         any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document;

(ii)         any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Document;

(iii)         the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)         any shortfall which arises on enforcing a UK Security Documents.

(q)         The Agent shall not be obligated to:

(i)         obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Documents;

(ii)         hold in its own possession a UK Security Document, title deed or other document relating to the Charged Property or a UK Security Document;

(iii)         perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv)         require any further assurances in relation to a UK Security Document.

(r)         In respect of any UK Security Document, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s)         In respect of any UK Security Documents, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

(t)         Every appointment of a successor Agent under a UK Security Document shall be by deed.

(u)         Section 1 of the Trustee Act 2000 shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(v)         In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(w)         The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Document shall be 125 years from the date of this Agreement.

16.         WITHHOLDING TAXES.

16.1.        Payments. All payments made by or on account of any Obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, timely pay over to the applicable Governmental Authority the withheld Tax in accordance with applicable law, and furnish to Agent or Revolving Agent, as applicable, as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts or other applicable documentation evidencing such payment by the Loan Parties.   If such Tax is an Indemnified Tax, then the sum payable by the Loan Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), each Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Without duplication, the Loan Parties will timely pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand.  Without duplication, the Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) and other Recipient (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Tax Indemnitee (with a copy to the Agent and Revolving Agent), or by the Agent or Revolving Agent, as applicable, on its own behalf or on behalf of a Tax Indemnitee, shall be conclusive absent manifest error. The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.

16.2.        Exemptions.

(a)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Agent, at the time or times reasonably requested by the Administrative Borrower, the Agent or the Revolving Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower, the  Agent or the Revolving Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Administrative Borrower, the Agent or the Revolving Agent, as applicable, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Administrative Borrower or the Agent as will enable the Administrative Borrower and the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 16.2(b)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender or its Affiliates to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender or its Affiliates.

(b)         Without limiting the generality of the foregoing,

(i)         any Lender that is a U.S. Person shall deliver to the Administrative Borrower and Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or Agent), whichever of the following is applicable:

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(B)         executed copies of IRS Form W-8ECI;

(C)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of the applicable Exhibit T-1 attached to this Agreement to the effect that such Foreign

Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, a "10 percent shareholder" of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the IRC and that no payment under any Loan Document is effectively connected with such Foreign Lender's conduct of a U.S. trade or business (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)         to the extent a Foreign Lender is not the beneficial owner (for example, if such Foreign Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of the applicable Exhibit T-2 or Exhibit T-3 attached to this Agreement, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of the applicable Exhibit T-4 attached to this Agreement on behalf of such direct and indirect partner(s);

(iii)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or Agent), executed copies of any other documentation prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Administrative Borrower and Agent to determine the withholding or deduction required to be made; and

(iv)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Administrative Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Administrative Borrower or Agent as may be necessary for the Administrative Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(c)         Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Administrative Borrower and Agent in writing of its legal inability to do so.

16.3.        Reductions.

(a)         If a Lender is subject to an applicable withholding tax, Agent may withhold from any payment to such Lender an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent, then Agent may withhold from any payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)         If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4.        Refunds. If Agent, Revolving Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent, Revolving Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent, Revolving Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent, Revolving Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent, Revolving Agent or such Lender in the event Agent, Revolving Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent, Revolving Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent, Revolving Agent or any Lender to pay any amount to an indemnifying party pursuant to this Section 16.4, the payment of which would place Agent, Revolving Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

16.5.        Administrative Agent. Agent shall deliver to the Administrative Borrower on or prior to the date on which Agent first becomes an Agent hereunder, whichever of the following is applicable, (A) if Agent is a U.S. Person, two copies of a properly completed and executed IRS

Form W-9 certifying its exemption from U.S. federal backup withholding or (B) if Agent is not a U.S. Person, with respect to payments received by Agent for its own account, an IRS Form W-8ECI and, with respect to payments received by Agent on behalf of a Lender, (x) an IRS Form W-8IMY certifying that Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the IRC pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations with respect to payments received by it from Borrowers, or (y) an IRS Form W-8IMY certifying that it is a qualified intermediary that has assumed withholding and reporting obligations for purposes of Chapter 3 of the IRC and IRS Form 1099 reporting and backup withholding responsibility for each Lender that it is acting on behalf of. If any documentation previously delivered to the Administrative Borrower by Agent pursuant to this Section 16.5 expires or becomes obsolete or inaccurate in any respect, Agent shall update such documentation or promptly notify the Administrative Borrower in writing of its legal ineligibility to do so.

17.         GENERAL PROVISIONS.

17.1.        Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.        Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.        Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.        Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.        Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.        Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic Signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures pursuant to the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309) as amended from time to time or as provided under the Uniform Commercial Code as adopted by the State of New York. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.        Revival and Reinstatement of Obligations. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9.        Confidentiality.

(a)         Agent and Lenders each individually (and not jointly or jointly and severally) agree that material non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)         Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of Agent.

(c)         Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") available to the Lenders. Agent does not warrant the accuracy or completeness of the Borrower Materials, and expressly disclaim liability for errors or omissions in any communications of the same. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials. In no event shall

Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC or applicable securities regulators in Canada as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state or Canadian securities laws. Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).

17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.

17.11.    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act and Canadian AML Laws hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and Canadian AML Laws, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers. If (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (b) any change in the status of a UK Loan Party after the date of this Agreement; or (c) any law, regulation, applicable market guidance or internal policy in relation to the period review and/or updating of customer information obliges the Agent or any other member of the Lender Group to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or other member of the Lender Group supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or other member of the

Lender Group in order for the Agent or other member of the Lender Group to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13.    Comtech as Agent for Borrowers. Each Borrower hereby irrevocably appoints Comtech as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

17.15.    Canadian Anti-Money Laundering Legislation.

(a)         Each Loan Party acknowledges that, pursuant to Canadian AML Laws, the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any issuer of letters of credit hereunder or any Agent, in order to comply with any applicable Canadian AML Laws, whether now or hereafter in existence.

(b)         If the Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of Canadian AML Laws, then the Agent:

(i)         shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each such Lender and the Agent within the meaning of the applicable Canadian AML Laws; and

(ii)         shall provide to each such Lender, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Agent has no obligation to ascertain the identity of any Loan Party or any authorized signatories of a Loan Party on behalf of any other Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

17.16.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.17.    Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or any of the Loan Documents in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the exchange rate prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Administrative Borrower will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the exchange rate prevailing on the date of receipt by Agent is the amount then due under this Agreement, any of the Loan Documents in the Currency Due. If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Administrative Borrower shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Loan Documents shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement, any of the Loan Documents or under any judgment or order.

17.18.    Erroneous Payments.

(a)         Each Lender, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any Bank Product Provider (or the Lender which is an Affiliate of a Lender or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Bank Product Provider (each such recipient, a "Payment Recipient") that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.18(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an "Erroneous Payment"), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.

(b)         Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c)         In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than five (5) Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon (except to the extent waived in writing by Agent in its sole discretion) in respect of each day from and including the last day of such five (5) Business Period to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an "Erroneous Payment Return Deficiency"), then at the sole discretion of Agent and upon Agent's written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Loans") to Agent or, at the option of Agent, Agent's applicable lending affiliate (such assignee, the "Agent Assignee") in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the "Erroneous Payment Deficiency Assignment") plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)         Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 17.18 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)         Each party's obligations under this Section 17.18 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)         The provisions of this Section 17.18 to the contrary notwithstanding, (i) nothing in this Section 17.18 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient's receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:

COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation

By:	/s/ Michael A. Bondi
Name:	Michael A. Bondi
Title:	Chief Financial Officer

Signature Page to Credit Agreement

CLOVER PRIVATE CREDIT OPPORTUNITIES ORIGINATION II LP, as a Lender

By: UBS Asset Management (Americas) LLC, as Investment Manager

By:	/s/ Rodrigo Trellers
Name:	Rodrigo Trellers
Title:	Managing Director

By: UBS Asset Management (Americas) LLC, as Investment Manager

By:	/s/ Baxter Wasson
Name:	Baxter Wasson
Title:	Managing Director

CLOVER ZERMATT O LLC, as a Lender

By: UBS Asset Management (Americas) LLC, as Investment Manager

By:	/s/ Rodrigo Trellers
Name:	Rodrigo Trellers
Title:	Managing Director

By: UBS Asset Management (Americas) LLC, as Investment Manager

By:	/s/ Baxter Wasson
Name:	Baxter Wasson
Title:	Managing Director

Signature Page to Credit Agreement

TRIFOLIUM O SPE LLC, as a Lender

By: UBS Asset Management (Americas) LLC, as Investment Manager

By:	/s/ Rodrigo Trellers
Name:	Rodrigo Trellers
Title:	Managing Director

By: UBS Asset Management (Americas) LLC, as Investment Manager

By:	/s/ Baxter Wasson
Name:	Baxter Wasson
Title:	Managing Director

Signature Page to Credit Agreement

TCW ASSET MANAGEMENT COMPANY LLC, as Agent

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

Signature Page to Credit Agreement